EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

by and among

VAISALA, INC.,

QUIXOTE CORPORATION

QUIXOTE TRANSPORTATION SAFETY, INC.

and

TRANSAFE CORPORATION

relating to the purchase and sale of all of the issued and outstanding capital stock of

QUIXOTE TRANSPORTATION TECHNOLOGIES, INC., NU-METRICS, INC.,
HIGHWAY INFORMATION SYSTEMS, INC. and SURFACE SYSTEMS, INC.

Dated December 18, 2009

i

ii

iii

STOCK PURCHASE AGREEMENT

           This STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 18, 2009 (the “Closing Date”), by and among VAISALA, INC., a Delaware corporation (“Buyer”), QUIXOTE CORPORATION, a Delaware corporation (“Quixote Corp.”), TRANSAFE CORPORATION, a Delaware corporation (“Transafe”) and QUIXOTE TRANSPORTATION SAFETY, INC., a Delaware corporation (“Quixote Safety”, together with Quixote Corp. and Transafe, “Sellers”). Sellers and Buyer are sometimes collectively referred to in this Agreement as the “Parties” and individually as a “Party”.

RECITALS

           Quixote Corp. is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “QTT Shares”) of Quixote Transportation Technologies, Inc., a Delaware corporation (“QTT”), Quixote Safety is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “SSI Shares”) of Surface Systems, Inc., a Missouri corporation (“SSI”), and Transafe is the record and beneficial owner of all of the issued and outstanding shares of capital stock (the “NMI Shares”) of Nu-Metrics, Inc., a Pennsylvania corporation(“NMI”), and all of the issued and outstanding shares of capital stock (the “HIS Shares,” together with the QTT Shares, the SSI Shares and the NMI Shares, the “Shares”) of Highway Information Systems, Inc. a Delaware corporation (“HIS,” together with QTT, SSI, and NMI the “Target Companies”);and

           Each Seller desires to sell the Shares owned by it to Buyer, and Buyer desires to purchase the Shares from Sellers, upon the terms and subject to the conditions set forth in this Agreement.

           NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE I

DEFINITIONS

          1.1.     Definitions. When used in this Agreement, the following terms shall have the meanings assigned to them in this Section 1.1, or in the applicable Section of this Agreement to which reference is made in Section 1.2.

           “Accounting Firm” means Ernst & Young LLP.

           “Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. For the purpose of this definition, “control” or “controlling” means the possession, directly or indirectly, of the power to decide, affirmatively (by direction) or negatively (by veto), the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

           “Authorization” means any authorization, approval, consent, certificate, license, permit or franchise of or from any Governmental Entity or pursuant to any Law.

           “Base Purchase Price” means $20,000,000.

           “Benefit Plan” means any “employee benefit plan”(as defined in ERISA Section 3(3)), including (a) any (i) nonqualified deferred compensation or retirement plan or arrangement, (ii) qualified defined contribution retirement plan or arrangement or (iii) qualified defined benefit retirement plan or arrangement, which is an “employee pension benefit plan”(as defined in ERISA Section 3(2)), including any “multiemployer plan”(as defined in ERISA Section 3(37)), (b) any “employee welfare benefit plan”(as defined in ERISA Section 3(1)) or material fringe benefit plan or program or (c) any stock purchase, stock option, severance pay, employment, change-in-control, vacation pay, company awards, salary continuation, sick leave, excess benefit, bonus or other incentive compensation, life insurance, or other employee benefit plan, contract, program, policy or other arrangement, whether or not subject to ERISA.

           “Business” means (a) the design, development, manufacture, assembly, marketing, and sale of highway and transportation safety products currently offered by the Target Companies such as, but not limited to, (i) sensing products which measure distance, count and classify vehicles, (ii) weather sensing systems, and (iii) computerized highway advisory radio transmitter systems and (b) the services currently offered by the Target Companies.

           “Business Day” means a day other than a Saturday, Sunday or other day on which federally chartered banks located in the States of Illinois or Colorado are authorized or required by Law to close.

           “Capital Stock” means (a) in the case of a corporation, its shares of capital stock, (b) in the case of a partnership or limited liability company, its partnership or membership interests or units (whether general or limited), and (c) any other interest that confers on a Person the right to receive a share of the profits and losses, or distribution of assets, of the issuing entity.

           “Charter Documents” means, with respect to any entity, the certificate of incorporation, articles of incorporation, by-laws, articles of organization, limited liability company agreement, partnership agreement, formation agreement, joint venture agreement or other similar organizational documents of such entity (in each case, as amended).

           “Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

           “Confidentiality Agreement” means that certain Letter Agreement dated September 10, 2009 between Buyer and Quixote Corp.

           “Contract” means any agreement, contract, license, lease, commitment, arrangement or understanding, written or oral.

           “Current Assets” means cash and cash equivalents, accounts receivable, deposits, prepaid expenses and other current assets (excluding income taxes, deferred income taxes and any amounts payable by Sellers or any of their Affiliates to any of the Target Companies) of the Target Companies on a combined basis determined in accordance with GAAP consistently applied.

           “Current Liabilities” means accounts payable, accrued liabilities and other current liabilities, (excluding Indebtedness, income taxes and deferred income taxes) of the Target Companies on a combined basis determined in accordance with GAAP consistently applied.

           “Effective Time” means the close of business on the Closing Date.

           “Equity Securities” means (a) shares of Capital Stock, and (b) options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts that, directly or indirectly, could require the issuer thereof to issue, sell or otherwise cause to become outstanding shares of Capital Stock.

           “ERISA” means the Employee Retirement Income Security Act of 1974.

           “ERISA Affiliate” means any entity which is a member of a “controlled group of corporations” with, under “common control” with or a member of an “affiliated services group” with, any of the Target Companies (as defined in Section 414(b), (c), (m) or (o) of the Code).

           “Escrow Agent” means Wells Fargo Bank, National Association.

            “Escrow Agreement” means a Contract to be entered into by and among Sellers, Buyer and the Escrow Agent on or before the Closing Date, in the form attached hereto as Exhibit A.

           “Escrow Fund” means the Escrow Deposit, as adjusted from time to time by any disbursements in accordance with this Agreement and the Escrow Agreement, and interest or other income on the Escrow Deposit, held by the Escrow Agent pursuant to the Escrow Agreement.

           “Final Determination” means (a) a decision, judgment, decree or other order by any court of competent jurisdiction, which decision, judgment, decree or other order has become final after all allowable appeals by any party to the Action have been exhausted or the time for filing such appeals has expired and is not subject to further review or modification, (b) a closing agreement entered into under Section 7121 of the Code or any other settlement or other agreement entered into in connection with an administrative or judicial proceeding, (c) execution of an Internal Revenue Service Form 870-AD or (d) the expiration of the time for instituting suit with respect to a claimed deficiency.

           “GAAP” means United States generally accepted accounting principles in effect from time to time.

           “Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, (including any department, commission, board, agency, bureau, subdivision, instrumentality, official or other regulatory, administrative or judicial authority thereof), and any non-governmental regulatory body to the extent that the rules and regulations or orders of such body have the force of Law.

           “Grossed-Up Basis” means, when used to describe the basis on which the payment of a specified sum is to be made, a basis such that the amount of such payment, after being reduced by the amount of all Taxes imposed on the recipient of such payment as a result of the receipt or accrual of such payment, will equal the specified sum.

           “Indebtedness” means any of the following: (a) any indebtedness, including accrued interest, for borrowed money, (b) any Inter-Company Debt, (c) any obligations evidenced by bonds, debentures, notes or other similar instruments, (d) any obligations to pay the deferred purchase price of property or services, except trade accounts payable and other current liabilities arising in the ordinary course of business (other than Inter-Company Debt), (e) any obligations as lessee under capitalized leases, (f) any indebtedness created or arising under any conditional sale or other title retention agreement with respect to acquired property, (g) any obligations, contingent or otherwise, under acceptance credit, letters of credit or similar facilities, (h) obligations relating to interest rate protection, swap agreements and collar agreements, and obligations arising from the extinguishment of indebtedness (e.g. prepayment penalties), and (i) any guaranty of any of the foregoing.

           “Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

           “Indemnitor” means any Party from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

           “Inter-Company Debt”means any inter-company debt or other amounts payable between Quixote Corp. (or any of its Affiliates) and any of the Target Companies.

           “Key Officers” means Alex Herring, John Grimm and Paula Hayes.

           “Knowledge” of Sellers or any similar phrase means, with respect to any fact or matter, the actual knowledge of Bruce Reimer, Dan Gorey, Joan Riley, Mark Holland, Michael Corbett, Alex Herring, John Grimm or Paula Hayes, together with such knowledge that such Persons could be expected to discover after due investigation concerning the existence of the fact or matter in question.

           “Law” means any statute, law (including common law), constitution, treaty, ordinance, code, order, decree, judgment, rule, regulation, norm and any other binding requirement or determination of any Governmental Entity.

           “Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, adverse claim or other encumbrance in respect of such property or asset.

           “Order” means any award, injunction, judgment, decree, order, ruling, subpoena or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

           “Permitted Liens” means (a) Liens for current real or personal property Taxes not yet due and payable and with respect to which the Target Companies maintain adequate reserves, (b) workers’, carriers’ and mechanics’ or other like Liens incurred in the ordinary course of business with respect to which payment is not due and that do not impair the conduct of the businesses of any of the Target Companies or the present or proposed use of the affected property and (c) Liens that are immaterial in character, amount, and extent and which do not detract from the value or interfere with the present or proposed use of the properties they affect.

           “Person” means an individual, a corporation, a partnership, a limited liability company, a trust, an unincorporated association, a Governmental Entity or any agency, instrumentality or political subdivision of a Governmental Entity, or any other entity or body.

           “Pre-Closing Environmental Liabilities” means Liabilities based upon or arising out of (a) the ownership or operation of the businesses of the Target Companies at any time on or prior to the Closing Date, or (b) the ownership, operation or condition of the Owned Real Property, the Leased Real Property or any other real property currently or formerly owned, operated or leased by any of the Target Companies at any time on or prior to the Closing Date, in each case to the extent based upon or arising out of (i) any Environmental Law, (ii) a failure to obtain, maintain or comply with any Environmental Permit, (iii) the presence or Release of any Hazardous Substance at, on or under any Owned Real Property, Leased Real Property or any other real property currently or formerly owned, operated or leased by any of the Target Companies at any time on or prior to the Closing Date or (iv) the use, generation, storage, transportation, treatment, sale or other off-site disposal of Hazardous Substances generated by or otherwise used in the businesses of the Target Companies.

           “Relevant Group” means any affiliated, combined, consolidated, unitary or similar group of which any Seller Company is or was a member.

           “Remaining Key Officers” means Mark Holland and Michael Corbett.

           “Representatives” means the officers, directors, employees, accountants, counsel, investment bankers, financial advisors, consultants and other representatives of a Person.

           “Seller Company” means Quixote Corp. and each of Quixote Corp.’s domestic and foreign Subsidiaries, including, prior to the Closing, the Target Companies, and “Seller Companies” means, collectively, Quixote Corp. and all such Subsidiaries.

           “Subsidiary” or “Subsidiaries” means, with respect to any specified Person, any other Person of which (a) such specified Person or any subsidiary of such specified Person is a general partner (excluding partnerships, the general partnership interests of which held by such specified Person or any subsidiary of such specified Person do not have a majority of the voting interest in such partnership), or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such Person is directly or indirectly owned or controlled by such specified Person and/or by any one or more of its subsidiaries.

           “Tax” or “Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies or other governmental charges of any nature whatever, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto.

           “Tax Claim” means any written claim with respect to Taxes made by any Taxing Authority or other Person that, if pursued successfully, could serve as the basis for a claim for indemnification of a Tax Indemnitee or Sellers under this Agreement.

           “Tax Indemnitee” means Buyer and its Affiliates (including, following the Closing, the Target Companies).

           “Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto and any amendment thereof.

           “Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

           “Trade Names” means “Quixote,” any name, logo, domain name or trademark that includes “Quixote” and any variations and derivatives thereof used exclusively in the business of the Target Companies as currently conducted and not owned by any of the Target Companies.

           “Trade Names License Agreement” means the trademark, copyright and domain name license agreement between Quixote Corp. and one or more of the Target Companies, (i) providing for a royalty-free license from Quixote Corp. or one of its Affiliates (other than the Target Companies) to one or more of the Target Companies for a period of at least 12 months following the Closing Date of the Trade Names and (ii) in form and substance reasonably satisfactory to both Buyer and Quixote Corp.

           “Transactions” means the purchase and sale of the Shares and the other transactions contemplated by this Agreement.

           “Transfer Taxes” means sales, use, transfer, real property transfer, recording, documentary, stamp, registration and stock transfer Taxes and fees.

           “WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988.

           “Working Capital” means the remainder (which can be a negative amount) of the Current Assets minus the Current Liabilities as of the Effective Time.

           “Working Capital Deficit” means the amount, if any, by which the Working Capital is less than $7,100,000.

           “Working Capital Surplus” means the amount, if any, by which the Working Capital is greater than $7,500,000.

           “$” means United States dollars.

          1.2.     Other Defined Terms. The following terms have the meanings assigned to such terms in the Sections of the Agreement set forth below:

TERM	SECTION
Action	3.18(a)
ADSP	6.3(d)(iii)
Affected Employee	6.4(a)
Agreement	Preamble
Applicable 338 Law	6.3(d)(ii)
Applicable Survival Period	8.1(d)
Audited Consolidated Financial Statements	3.5
Balance Sheet	3.5
Balance Sheet Date	3.5
Buyer	Preamble
Buyer 401(k) Plan	6.4(c)(i)
Buyer Disclosure Schedule	Preamble to Article IV
Buyer Indemnitees	8.2
CERCLA	3.21(a)(iv)
Closing	2.4(a)
Closing Accounts Receivable	3.8
Closing A/R Reserve	3.8
Closing Date	1.1
Closing Payment	2.2(a)(ii)
Closing Receivables Payment	2.4
COBRA	6.4(f)
Consents	3.4(a)
Copyrights	3.15(a)
Current Products	3.7
Election Allocations	6.3(d)(iii)
Election Corporation	6.3(d)(iii)
Election Notice	8.10(b)
Environment	3.21(a)(i)
Environmental Action	3.21(a)(ii)
Environmental Clean-up Site	3.21(a)(iii)
Environmental Laws	3.21(a)(iv)
Environmental Permits	3.21(a)(v)
Escrow Deposit	2.2(a)(i)
Excluded Target Company Intellectual Property	3.15(f)
Final Working Capital Adjustment	2.3(c)
Financial Statements	3.5
FreezeFree Agreements	6.11
FreezeFree Assets	6.11

TERM	SECTION
Hazardous Substances	3.21(a)(vi)
HIPAA	3.19(i)
HIPAA Regulations	3.19(i)
HIS	Recitals
HIS Shares	Recitals
In-Bound Licenses	3.15(c)
Intellectual Property	3.15(a)
Intellectual Property Rights	3.15(a)
Interim Balance Sheet	3.5
Interim Balance Sheet Date	3.5
Lease	3.14(b)
Leased Personal Property	3.12(c)
Leased Real Property	3.14(a)
Liabilities	3.6
Loss Threshold	8.4(a)
Losses	8.2
Marks	3.15(a)
Material Contracts	3.17(b)
NMI	Recitals
NMI Shares	Recitals
Noncompetition Period	5.5(a)
Nondisclosure Agreement	3.15(i)
Notice of Claim	8.5(a)
Out-Bound Licenses	3.15(d)
Owned Real Property	3.14(a)
Party	Preamble
Patents	3.15(a)
PCBs	3.21(i)
Pension Plan	3.19(c)
Policies	3.22(a)
Post-Closing Period	6.3(c)(ii)
Pre-Closing Period	6.3(c)(ii)
Preliminary Balance Sheet	2.3(a)
Products	3.23(a)
Proposed Working Capital Adjustment	2.3(a)
Proprietary Information	3.15(a)
Purchase Price	2.1
QTT	Recitals
QTT Shares	Recitals
Quixote Corp.	Preamble
Quixote Group	3.9(a)

TERM	SECTION
Quixote Safety	Preamble
Release	3.21(a)(vii)
Required Authorizations	3.11(a)
Restricted Business	5.5(a)
Review Period	2.3(b)
Section 338 Forms	6.3(d)(ii)
Section 338(h)(10) Election	6.3(d)(i)
Section 338 Tax	6.3(d)(i)
Seller 401(k) Plan	6.4(c)(i)
Seller Benefit Plans	3.19(a)
Seller Group Benefit Plans	3.19(b)
Seller Indemnitees	8.3
Seller Party	6.3(e)(ii)
Sellers	Preamble
Sellers Disclosure Schedule	Preamble to Article III
Sensit License Agreement	7.1
Shares	Recitals
Software	3.15(a)
SSI	Recitals
SSI Shares	Recitals
Statement of Objections	2.3(c)
Supply Agreement	7.1
Target Companies	Recitals
Target Companies’ Combined 2006-2009 Financial Statements	3.5
Target Companies’ Combined Interim Financial Statements	3.5
Target Company Benefit Plans	3.19(b)
Target Company Intellectual Property	3.15(e)
Target Company Owned Intellectual Property	3.15(b)
Target Company Registered Items	3.15(f)
Third Party Claim	8.5(a)
Third Party Defense	8.5(b)
Transafe	Preamble
Transition Services Agreement	7.1(h)
Uncollected Accounts Receivable	8.11(a)
Uncollected A/R Determination Date	8.11(a)
Uncollected A/R Indemnity Period	8.11(a)
Work Product Agreements	3.15(j)
Workers’ Compensation Event	6.4(e)

ARTICLE II

PURCHASE AND SALE OF THE SHARES; PURCHASE PRICE; WORKING CAPITAL ADJUSTMENT; ESCROW AGREEMENT; CLOSING

          2.1.     Purchase and Sale of the Shares. Upon the terms and subject to the conditions of this Agreement, at the Closing, each Seller will sell to Buyer the Shares owned by it, and Buyer will purchase from Sellers the Shares, free and clear of all Liens. The aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to the Base Purchase Price plus the Working Capital Surplus or minus the Working Capital Deficit, as applicable.

          2.2.     Closing Payment and Escrow Deposit.

                    (a)     The Base Purchase Price shall be payable by Buyer at the Closing as follows:

           (i)     By deposit, by wire transfer of immediately available funds, of an amount equal to One Million Dollars ($1,000,000) (the “Escrow Deposit”) into an escrow account with the Escrow Agent to be held, invested and disbursed by the Escrow Agent pursuant to the Escrow Agreement; and

(ii) By wire transfer of Nineteen Million Dollars ($19,000,000) (the “Closing Payment”) in immediately available funds to an account designated by Sellers to Buyer prior to the Closing.

                    (b)     To secure and fund certain obligations of Sellers under this Agreement, Sellers, Buyer and Escrow Agent shall enter into the Escrow Agreement at the Closing. At the Closing, Buyer shall deposit the Escrow Deposit with the Escrow Agent. The Escrow Fund shall be held, invested and disbursed by the Escrow Agent pursuant to the terms of the Escrow Agreement.

          2.3.     Preliminary Balance Sheet; Working Capital Adjustment

                    (a)     As soon as reasonably practicable after the Closing Date (and, in any event, by December 31, 2009), Buyer shall prepare and deliver to Sellers, at the sole expense of Buyer, an estimated balance sheet of the Target Companies as of the Effective Time (which will not be audited or reviewed) (the “Preliminary Balance Sheet”).

                    (b)     As soon as reasonably practicable after the Closing Date (and, in any event, within ninety (90) days following the Closing Date), Buyer shall prepare and deliver to Sellers, at the sole expense of Buyer, a written statement (the “Proposed Working Capital Adjustment”), setting forth the proposed final calculation of (i) the Working Capital, (ii) the Working Capital Surplus, if any, and (iii) the Working Capital Deficit, if any, all as of the Effective Time. During the 30-day period immediately following Sellers’ receipt of the Proposed Working Capital Adjustment (the “Review Period”), Buyer shall give Sellers and its appropriate Representatives reasonable access during normal business hours to the books and records, working papers, the accounting and other appropriate personnel and the independent accountants of Buyer to enable Sellers to review and evaluate the Proposed Working Capital Adjustment.

                    (c)     The Proposed Working Capital Adjustment shall become the Final Working Capital Adjustment, and Buyer’s calculation of the Working Capital shall become final and binding upon the Parties, upon the expiration of the Review Period, unless Sellers give written notice of disagreement (the “Statement of Objections”) to Buyer prior to expiration of the Review Period. The Statement of Objections shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted and shall be delivered only if (and to the extent that) Sellers reasonably and in good faith determine that the Proposed Working Capital Adjustment or Buyer’s calculation of the Working Capital, have not been prepared in accordance with the guidelines and procedures set forth in this Agreement. If the Statement of Objections is received by Buyer prior to the expiration of the Review Period, then the Proposed Working Capital Adjustment shall become the Final Working Capital Adjustment, and Buyer’s calculation of the Working Capital (as modified in accordance with clause (i) or (ii) below) shall become final and binding upon Sellers and Buyer, upon the earlier of (i) the date Sellers and Buyer resolve in writing any disagreements they have with respect to the matters specified in the Statement of Objections, or (ii) the date such disagreements are finally resolved by the Accounting Firm, in either instance in accordance with the provisions set forth in Section 2.3(d).

                    (d)     During the thirty (30) days immediately following delivery of the Statement of Objections, Sellers and Buyer shall attempt in good faith to resolve in writing any disagreements that they have with respect to the matters specified in the Statement of Objections. If all disagreements have not been resolved by the end of such thirty (30) day period (or such longer time as the Parties agree upon in writing), Sellers and Buyer shall submit to the Accounting Firm, for review and resolution, all matters (but only such matters) that remain subject to disagreement and that were properly included in the Statement of Objections. If any matters subject to disagreement are submitted to the Accounting Firm for resolution, Sellers and Buyer shall furnish or cause to be furnished to the Accounting Firm such work papers and other documents and information relating to the disagreements as the Accounting Firm may request and are available to that Party or its Representatives and shall be afforded the opportunity to present to the Accounting Firm any material relating to the disagreements and to discuss the disagreements with the Accounting Firm. Sellers and Buyer shall instruct the Accounting Firm to deliver its determination within sixty (60) days following the submission to the Accounting Firm of the matters remaining subject to disagreement, and such determination shall be final, binding and conclusive on the Parties and shall be used for purposes of calculating the Purchase Price. The Proposed Working Capital Adjustment shall be revised, if necessary, to reflect the final determination of (i) the Working Capital and (ii) the Working Capital Surplus or the Working Capital Deficit, as applicable. The final form of the Proposed Working Capital Adjustment, including any revisions which are made pursuant to this Section 2.3(d), is referred to herein as the “Final Working Capital Adjustment”). Sellers, on the one hand and Buyer, on the other, shall bear the fees and expenses of the Accounting Firm based on the percentage that the portion of the contested amount awarded in favor of the other Party bears to the amount actually contested by the Parties.

                    (e)     If the Final Working Capital Adjustment reflects:

(i) a Working Capital Surplus, Buyer shall pay Sellers an amount equal to the Working Capital Surplus; or

(ii) a Working Capital Deficit, Sellers shall pay Buyer an amount equal to the Working Capital Deficit.

                    (f)     The payment described in (i) or (ii) above, as applicable, shall be made by wire transfer of immediately available funds within five (5) Business Days after determination of the Final Working Capital Adjustment.

          2.4.     The Closing.

                    (a)     The closing of the purchase and sale of the Shares and the other Transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Gardere Wynne Sewell LLP at 3000 Thanksgiving Tower, 1601 Elm Street, Dallas, Texas, on the Closing Date, and shall be effective as of the Effective Time.

                    (b)     No action taken at the Closing with respect to the consummation of the Transactions shall be deemed to have been taken until such time as the last of any such actions is taken or completed.

                    (c)     At the Closing, each Party shall execute and deliver each document, instrument or other Closing deliverable required of it by this Agreement and such other documents and instruments as a Party reasonably requests as necessary to consummate the Transactions.

                    (d)     Each Party shall, from time to time after the Closing Date, at the request of another Party and without further consideration, execute and deliver or cause to be executed and delivered to the requesting Party such further instruments of transfer, assignment, and conveyance, and shall take or cause to be taken such other action as reasonably requested, as may be necessary to effectively vest in Buyer good, marketable and unencumbered title to the Shares and to fully and properly implement and carry into effect the Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS

           The Sellers, jointly and severally, represent and warrant to Buyer that the statements contained in this Article III are true and correct as of the Closing Date, except as set forth in the disclosure schedule dated and delivered as of the Closing Date by Sellers to Buyer (the “Sellers Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Sellers Disclosure Schedule. The Sellers Disclosure Schedule shall be arranged in sections corresponding to each Section and subsection of this Article III.

          3.1.     Organization and Good Standing.

                    (a)     Each of Sellers and the Target Companies is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware in the case of each of Quixote Corp., Quixote Safety, Transafe, HIS and QTT, the State of Missouri in the case of SSI, and the Commonwealth of Pennsylvania in the case of NMI, has all requisite power to own, lease and operate its properties and to carry on its business as currently conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified and in good standing would not, when taken together with all other failures to be so qualified and in good standing, reasonably be expected to have a material adverse effect on the Target Company. The Sellers Disclosure Schedule contains a true and complete list of each jurisdiction in which each of the Target Companies is qualified to do business.

                    (b)     Sellers have previously delivered to Buyer true and complete copies of the Charter Documents of Sellers and each of the Target Companies as presently in effect. None of Sellers or the Target Companies is in default under, or in violation of, any provision of its Charter Documents.

          3.2.     Capitalization.

                    (a)     The Sellers Disclosure Schedule sets forth the authorized Capital Stock of each of the Target Companies. All of the Shares are duly authorized, validly issued, fully paid and nonassessable and are owned of record and beneficially by the Sellers holding such Shares free and clear of all Liens. Upon transfer of the Shares to Buyer in accordance with the terms of Article II, Buyer will receive valid title to the Shares, free and clear of all Liens.

                    (b)     All of the Shares were issued in compliance with applicable Laws. None of the Shares was issued in violation of any Contract to which any Seller or any of the Target Companies is a party or is subject to or in violation of any preemptive or similar rights of any Person.

                    (c)     Other than the Shares, none of the Target Companies has outstanding any Equity Securities or any other securities. None of the Target Companies is a party or subject to any Contract obligating such Target Company to issue any Equity Securities or any other securities and there is no circumstance or condition that may give rise to a claim by any Person that such Person is entitled to acquire any Equity Securities or any other securities of such Target Company. None of the Target Companies has outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matter with respect to such Target Company.

                    (d)     None of the Target Companies has outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights.

                    (e)     None of Sellers or any of the Target Companies is a party or subject to any stockholder agreement, voting agreement, voting trust or any other similar arrangement which has the effect of restricting or limiting the transfer, voting or other rights associated with the Shares.

                    (f)     There are no obligations, contingent or otherwise, of any of the Target Companies to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any Person.

                    (g)     The Target Companies do not own or control, directly or indirectly, any Equity Securities or any other securities of any other Person.

          3.3.     Authority and Enforceability. Each Seller has the requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by each Seller of this Agreement and the consummation by such Seller of the Transactions have been duly authorized by all necessary corporate action on the part of such Seller, and the Person executing this Agreement on behalf of such Seller has proper authority to do so. This Agreement has been duly executed and delivered by each Seller and, assuming due authorization, execution and delivery by Buyer, constitutes the valid and binding obligation of such Seller, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

          3.4.     No Conflicts; Authorizations.

                    (a)     The execution and delivery of this Agreement by each Seller do not, and the performance by such Seller of its obligations hereunder and the consummation by such Seller of the Transactions (in each case, with or without the giving of notice or lapse of time, or both) will not, directly or indirectly, (i) violate the provisions of any of the Charter Documents of such Seller or any of the Target Companies, (ii) violate or constitute a default, an event of default or an event creating rights of acceleration, termination, cancellation, imposition of additional obligations or loss of rights, or require a consent to assignment or change of control, under any Contract (A) to which such Seller, any of the Target Companies or any of such Seller’s Affiliates is a party, (B) of which such Seller, any of the Target Companies or any of such Seller’s Affiliates is a beneficiary or (C) by which such Seller, the Target Companies or any of such Seller’s Affiliates, or any of their respective assets is bound, (iii) violate or conflict with any Law, Authorization or Order applicable to such Seller, any of the Target Companies or any of such Seller’s Affiliates, or any of their respective assets, or give any Governmental Entity or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, or revoke, cancel, terminate or otherwise modify any rights held under, any such Law, Authorization or Order, or (iv) result in the creation of any Liens upon the Shares or any of the assets owned or used by such Seller, any of the Target Companies or any of such Seller’s Affiliates. The Sellers Disclosure Schedule sets forth and enumerates all notices, consents, waivers, assignments and other approvals and actions that are necessary or advisable in connection with the execution and delivery by each Seller of this Agreement and the consummation by such Seller of the Transactions, under any Authorization or under any Contract to which such Seller, any of the Target Companies or any of such Seller’s Affiliates is a party or to which its assets are subject (collectively, “Consents”) in order to preserve all rights of, and benefits to, the Target Companies thereunder and thereto.

                    (b)     No Authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or other Person is required by or with respect to any Seller, any of the Target Companies or any Seller’s Affiliates in connection with the execution and delivery by Sellers of this Agreement or the consummation by Sellers of the Transactions.

          3.5.     Financial Statements. The Sellers Disclosure Schedule includes true, correct and complete copies of (a) Quixote Corp.’s audited consolidated financial statements consisting of the consolidated balance sheet at June 30 in each of the years 2006 through 2009 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended (the “Audited Consolidated Financial Statements”), (b) the Target Companies’ combined unaudited financial statements consisting of the combined balance sheet at June 30, in each of the years 2006 through 2009 and the related combined statement of income for the years then ended (the “Target Companies’ Combined 2006-2009 Financial Statements”), and (c) the Target Companies’ combined unaudited financial statements consisting of the combined balance sheet at September 30, 2009 and the related combined statement of income for the period then ended (the “Target Companies’ Combined Interim Financial Statements,” together with the Audited Consolidated Financial Statements, the Target Companies’ Individual 2006-2009 Financial Statements, the Target Companies’ Combined 2006-2009 Financial Statements, and the Target Companies’ Individual Interim Financial Statements, the “Financial Statements”). The Financial Statements are true, correct and complete and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Target Companies’ Combined Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which will not be materially adverse) and the absence of notes (that, if presented, would not differ materially from those presented in the Audited Consolidated Financial Statements). The Target Companies’ Combined 2006-2009 Financial Statements and the Target Companies’ Combined Interim Financial Statements are based upon, and are consistent with, the information contained in the Audited Consolidated Financial Statements. The Financial Statements are based on the books and records of Quixote Corp. and the Target Companies and fairly present the financial condition of Quixote Corp. and the Target Companies as of the respective dates they were prepared and the results of the operations of Quixote Corp. and the Target Companies for the periods indicated therein. The balance sheet contained in the Target Companies’ Combined 2006-2009 Financial Statements at June 30, 2009 is referred to herein as the “Balance Sheet” and the date of the Balance Sheet as the “Balance Sheet Date” and the balance sheet contained in the Target Companies’ Combined Interim Financial Statements is referred to herein as the “Interim Balance Sheet” and the date thereof as the “Interim Balance Sheet Date.” The Target Companies maintain a standard system of accounting established and administered in accordance with GAAP.

          3.6.     No Undisclosed Liabilities. None of the Target Companies has any liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Interim Balance Sheet, and (b) those which have been incurred in the ordinary course of business consistent with past practice, both as to type and amount, since the Interim Balance Sheet Date.

          3.7.     Inventory and Current Products. All inventory of the Target Companies (including materials, supplies, parts, work-in-process and finished goods) is of a quality, quantity and condition useable or saleable in the ordinary course of business, except as reserved in accordance with GAAP consistent with past practices. Except as reserved in accordance with GAAP consistent with past practices or as set forth on Schedule 3.7, none of such inventory is obsolete and no write-down of such inventory has been made or should have been made in the period since the Interim Balance Sheet Date. The quantities of inventory are not excessive and are reasonable in the present circumstances of the Target Companies. All work-in-process and finished goods inventory is free of any defect or other deficiency. All of such inventory is located at the facilities of the Target Companies and no inventory is held on a consignment basis. Each Target Company owns its inventory free and clear of all Liens other than Permitted Liens. The Sellers Disclosure Schedule sets forth a list of all products and equipment being developed, manufactured, marketed or sold by the Target Companies as of the Closing Date (collectively, the “Current Products”)

          3.8.     Accounts Receivable. The accounts receivable of the Target Companies as of the Closing Date as set forth in the Final Working Capital Adjustment (the “Closing Accounts Receivable”) are (a) valid and genuine and have arisen solely out of bona fide sales and deliveries of goods, performance of services and other business transactions in the ordinary course of business consistent with past practice, (b) not subject to valid defenses, set-offs or counterclaims, and (c) collectible after billing at the full recorded amount thereof less the recorded reserves set forth in the Final Working Capital Adjustment (the “Closing A/R Reserve”), in each case as reserved in accordance with GAAP consistent with past practices. The Closing A/R Reserve has been, and will be, determined in accordance with GAAP consistent with past practice. All Closing Accounts Receivables are owned by such Target Company free and clear of all Liens other than Permitted Liens.

          3.9.     Taxes.

                    (a)     All Tax Returns required to have been filed by or with respect to each Target Company and each affiliated group as defined in Section 1504 of the Code or any analogous combined, consolidated or unitary group defined under state, local or foreign Tax law that includes one or more of the Target Companies of which Quixote Corp is a member (the “Quixote Group”) have been duly and timely filed, and each such Tax Return correctly and completely reflects liability for Taxes and all other information required to be reported thereon. All Taxes owed by each Target Company and each Quixote Group (whether or not shown on any Tax Return) have been timely paid. Each Target Company has adequately provided for, in its books of account and related records, liability for all unpaid Taxes, including, but not limited to, current Taxes not yet due and payable.

                    (b)     There is no Action, audit, dispute or claim currently proposed or threatened in writing, or pending against, or with respect to, any Target Company or any member of a Quixote Group in respect of any Taxes. No issue has been raised in writing in any Tax examination with respect to (i) any Target Company which could result in liability for Taxes for any other Target Company for any period, or (ii) any member of a Quixote Group other than the Target Companies which could result in liability for Taxes for any Target Company for any period. No Target Company is the beneficiary of any extension of time within which to file any Tax Return, nor has any Target Company made (or caused to be made on its behalf) any requests for such extensions. No claim is pending by a Governmental Entity in a jurisdiction where a Target Company or any member of a Quixote Group does not file Tax Returns that such Target Company or any member of a Quixote Group is or may be subject to taxation by such jurisdiction or that such Target Company or any member of a Quixote Group must file Tax Returns. No Target Company has conducted business in any country other than the United States to the extent that the Target Company is obligated to pay Taxes in such country. There are no Liens encumbering any of the assets of any Target Company with respect to Taxes (except where such Lien arises as a matter of Law prior to the due date for paying the related Taxes).

                    (c)     Each Target Company and each member of a Quixote Group has withheld and timely paid all Taxes required to have been withheld and paid and has complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto.

                    (d)     Sellers have delivered to Buyer correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller Company since year 2004. No Target Company has waived (or is subject to a waiver of) any statute of limitations in respect of Taxes or has agreed to (or is subject to) any extension of time with respect to a Tax assessment or deficiency.

                    (e)     No Target Company has ever been a “United States real property holding corporation”(as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. None of the Sellers or the Target Companies is a “foreign person”(as defined in Section 1445 of the Code). No Target Company is a party to any Contract, arrangement or plan that has resulted or could result, individually or in the aggregate, in the payment of (i) any “excess parachute payment” (as defined in Section 280G of the Code or any corresponding provision of state, local or foreign Tax Law), (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax Law) or (iii) any amount which may subject the recipient of such payment to excise Tax pursuant to Section 4999 of the Code (or any corresponding provision of state, local or foreign Tax Law). No Target Company has participated in or cooperated with an “international boycott”(as defined in Section 999 of the Code). No Target Company has engaged in any “reportable transaction” as defined in Section 1.6011-4 of the Treasury regulations.

                    (f)     No Target Company has received (or is subject to) any ruling from any Taxing Authority or has entered into (or is subject to) any agreement with a Taxing Authority. Each Target Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

                    (g)     No Target Company is a party to any Tax allocation or sharing agreement, or other agreement relating to the allocation or sharing of, or liability of indemnification for, Taxes between a Target Company and any other Person. No Target Company has any liability for the Taxes of any Person other than the Target Company, and other than under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law) with respect to any Relevant Group of which such Target Company currently is a member, (i) as a transferee or successor, (ii) by Contract, or (iii) otherwise. No Target Company is a party to any joint venture, partnership or other arrangement that is, or could be, treated as a partnership for federal income tax purposes.

                    (h)     None of the Target Companies is or at any time has been subject to (i) the dual consolidated loss provisions of Section 1503(d) of the Code, (ii) the overall foreign loss provisions of Section 904(f) of the Code or (iii) the recharacterization provisions of Section 952(c)(2) of the Code. None of the Target Companies has any “non-recaptured net Section 1231 losses”(as defined in Section 1231(c)(2) of the Code).

                    (i)     None of the Target Companies has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is Quixote Corp. Each Seller has filed a consolidated federal income Tax Return with the Target Companies for the taxable year immediately preceding the current taxable year and is eligible to join with Buyer in making the Section 338(h)(10) Elections with respect to the acquisition by Buyer of the Shares.

          3.10.   Compliance with Law.

                    (a)     Each of the Target Companies has complied in all material respects with and is not in violation of any applicable Law to which such Target Company or its respective business, operations, assets or properties is or has been subject.

                    (b)     No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with or failure on the part of any of the Target Companies to comply with, any applicable Law. None of Sellers or the Target Companies has received notice regarding any violation of, conflict with or failure to comply with, any applicable Law by, or which may affect, any Target Company.

          3.11.   Authorizations.

                    (a)     Each of the Target Companies owns, holds or lawfully uses in the operation of its business all Authorizations which are necessary or advisable for it to conduct its business as currently conducted, or for the ownership and use of the assets owned or used by such Target Company in the conduct of its business free and clear of all Liens other than Permitted Liens (such Authorizations, the “Required Authorizations”). All Required Authorizations are valid and in full force and effect and none of the Required Authorizations will be terminated or impaired or become terminable or impaired as a result of the Transactions. All Required Authorizations are listed in the Sellers Disclosure Schedule.

                    (b)     No event has occurred and no circumstances exist that (with or without the passage of time or the giving of notice, or both) may result in a violation of, conflict with, failure on the part of any of the Target Companies to comply with the terms of, or the revocation, withdrawal, termination, cancellation, suspension or modification of, any Required Authorization. None of Sellers or the Target Companies has received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Required Authorization. None of the Target Companies is in default or violation, nor has any Seller or any of the Target Companies received notice of any claim of default or violation, of or with respect to any Required Authorization.

                    (c)     No Person other than one of the Target Companies owns or has any proprietary, financial or other interest (direct or indirect) in any Authorization which any of the Target Companies owns or uses in the operation of the Business as currently conducted.

          3.12.   Title to Personal Properties.

                    (a)     The Sellers Disclosure Schedule sets forth a true and complete list of all the personal properties and assets owned, leased or used by any of the Target Companies as of the Closing Date with a current book value in excess of $10,000, specifying whether and by whom each such asset is owned or leased and, in the case of leased assets, indicating the parties to, execution dates of and annual payments under, such lease.

                    (b)     With respect to personal properties and assets that are owned including all properties and assets reflected as owned on the Interim Balance Sheet (other than inventory sold in the ordinary course of business since the date thereof), the Target Companies have good and valid title to all of such properties and assets, free and clear of all Liens other than Permitted Liens.

                    (c)     With respect to personal properties and assets that are leased by any of the Target Companies (“Leased Personal Property”), such Target Company has a valid leasehold interest in such Leased Personal Property and all such leases are in full force and effect and constitute valid, binding and enforceable obligations of the parties thereto, except as may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (ii) the availability of injunctive relief and other equitable remedies. None of the Target Companies or any other party thereto is in breach of any of the terms of any such lease.

                    (d)     Other than the Target Companies, holders of Permitted Liens (solely to the extent of such Permitted Liens) and lessors of Leased Personal Property (solely to the extent of their interest in such Leased Personal Property), no Person has any interest in any equipment or other tangible assets or properties used in the businesses of the Target Companies. Without limiting the foregoing, no Seller nor any of their respective Affiliates (other than the Target Companies) has any interest in any equipment or other tangible assets or properties used in the businesses of the Target Companies.

          3.13.   Condition and Sufficiency of Assets. All buildings, plants, leasehold improvements, structures, facilities, equipment and other items of tangible property and assets which are owned, leased or used by the Target Companies have been properly maintained and serviced, are in good operating condition and repair (subject to normal wear and tear given the use and age of such assets), are usable in the ordinary course of business and conform in all material respects to all Laws and Authorizations relating to their construction, use and operation. The tangible and intangible assets owned or leased by or licensed to the Target Companies (together with those Target Company Excluded Intellectual Property and the Sellers’ Support Services) constitute all the assets and properties necessary or advisable to permit the Target Companies, from and after the Closing, to conduct their business and operations in the same manner as the Target Companies have conducted such business and operations in the past.

          3.14.   Real Property.

                    (a)     The Sellers Disclosure Schedule contains a list of all real property and interests in real property currently leased by any of the Target Companies (the “Leased Real Property”) or owned by any of the Target Companies (the “Owned Real Property”). The Leased Real Property and the Owned Real Property listed on the Sellers Disclosure Schedule includes all interests in real property used in or necessary for the conduct of the Business and operations of the Target Companies as currently conducted.

                    (b)     With respect to the Leased Real Property, Sellers have delivered to Buyer true and complete copies of all leases and subleases pursuant to which any of the Target Companies is a party or by which it is bound (each, a “Lease” and collectively, the “Leases”). With respect to the Owned Real Property, the Target Companies have good and marketable title to the Owned Real Property. To the extent that such documents were in the possession of Sellers or the Target Companies, Sellers have delivered to Buyer true and complete copies of the following: (i) all deeds pursuant to which the Target Companies acquired title and (ii) all owner’s policies of title insurance, together with copies of listed exceptions to title, covering the Owned Real Property. Except as set forth to the contrary in the Leases, the Target Companies have peaceful, undisturbed and exclusive possession of the Leased Real Property and the Owned Real Property. None of the Sellers or the Target Companies has received notice of any outstanding claims under any expired leases or subleases to which any of the Target Companies is or was a party.

                    (c)     The uses for which the buildings, facilities and other improvements located on the Leased Real Property or the Owned Real Property are zoned do not restrict or impair the use of the Leased Real Property or the Owned Real Property for purposes of the businesses of the Target Companies.

                    (d)     No Governmental Entity having the power of eminent domain over the Leased Real Property or the Owned Real Property has commenced or threatened to exercise the power of eminent domain or a similar power with respect to all or any part of the Leased Real Property or the Owned Real Property. None of Sellers or the Target Companies has received notice of any pending or threatened condemnation, fire, health, safety, building, zoning or other land use regulatory proceedings, lawsuits or administrative actions relating to any portion of the Leased Real Property or the Owned Real Property or any other matters which materially adversely affect the current use, occupancy or value thereof. None of Sellers or the Target Companies has received notice of any pending or threatened special assessment proceedings affecting any portion of the Leased Real Property or the Owned Real Property.

                    (e)     The Leased Real Property and the Owned Real Property and all present uses and operations of the Leased Real Property and the Owned Real Property comply with all Laws, covenants, conditions, restrictions, easements, disposition agreements and similar matters affecting the Leased Real Property and the Owned Real Property. The Leased Real Property and the Owned Real Property and their continued use, occupancy and operation as used, occupied and operated in the conduct of the Business, do not constitute nonconforming uses and are not the subject of any special use permit under any Law.

                    (f)     The Leased Real Property and the Owned Real Property are in suitable condition for the Target Companies’ businesses as currently conducted. Each of the Target Companies has good and valid rights of ingress and egress to and from all Leased Real Property and Owned Real Property from and to the public street systems for all usual street, road and utility purposes.

                    (g)     Except as otherwise set forth in the Leases to the contrary, no Person other than the Target Companies is in possession of any of the Leased Real Property or the Owned Real Property or any portion thereof, and there are no leases, subleases, licenses, concessions or other agreements, written or oral, granting to any Person other than the Target Companies the right of use or occupancy of the Leased Real Property or the Owned Real Property or any portion thereof. No easement, utility transmission line or water main located on the Leased Real Property or the Owned Real Property adversely affects the use of the Leased Real Property or the Owned Real Property or any improvement on the Leased Real Property or the Owned Real Property.

                    (h)     All water, sewer, gas, electric, telephone, internet and drainage facilities, and all other utilities required by any Law or by the use and operation of the Leased Real Property or the Owned Real Property in the conduct of the Business are installed to the property lines of the Leased Real Property and the Owned Real Property, are connected pursuant to valid permits to municipal or public utility services or proper drainage facilities, are fully operable and are adequate to service the Leased Real Property and the Owned Real Property in the operation of the Business and to permit compliance with the requirements of all Laws in the operation thereof. No fact or condition exists which could result in the termination or reduction of the current access from the Leased Real Property and the Owned Real Property to existing roads or to sewer or other utility services presently serving the Leased Real Property and the Owned Real Property.

          3.15.   Intellectual Property.

                    (a)     As used in this Agreement, “Intellectual Property” means (i) inventions (whether or not patentable), trade secrets, technical data, databases, customer lists, designs, tools, methods, processes, technology, ideas, know-how, source code, product road maps and other proprietary information and materials (“Proprietary Information”), (ii) trademarks and service marks (whether or not registered), trade names, logos, trade dress and other proprietary indicia and all goodwill associated therewith, (iii) documentation, advertising copy, marketing materials, web-sites, specifications, mask works, drawings, graphics, databases, recordings and other works of authorship, whether or not protected by Copyright, (iv) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, design documents, flow-charts, user manuals and training materials relating thereto and any translations thereof (collectively, “Software”), and (v) all forms of legal rights and protections that may be obtained for, or may pertain to, the Intellectual Property set forth in clauses (i) through (iv) in any country of the world (“Intellectual Property Rights”), including all letters patent, patent applications, provisional patents, design patents, PCT filings, invention disclosures and other rights to inventions or designs (“Patents”), all registered and unregistered copyrights in both published and unpublished works (“Copyrights”), all trademarks, service marks and other proprietary indicia (whether or not registered) (“Marks”), trade secret rights, moral rights or other literary property or author’s rights, and all applications, registrations, issuances, divisions, continuations, renewals, reissuances and extensions of the foregoing.

                    (b)     Except for the Trade Names, the Sellers Disclosure Schedule lists (by name, owner and, where applicable, registration numbers and jurisdictions of registration, application, certification or filing) all Intellectual Property that is used in or necessary for the Business as currently conducted (“Target Company Owned Intellectual Property”), and the Target Companies own the entire right, title and interest in and to all Target Company Owned Intellectual Property free and clear of all Liens other than Permitted Liens.

                    (c)     The Sellers Disclosure Schedule lists all licenses, sublicenses and other agreements (“In-Bound Licenses”) pursuant to which a third party authorizes any of the Target Companies to use, practice any rights under, or grant sublicenses with respect to, any Intellectual Property owned by such third party, including the incorporation of any such Intellectual Property into the products of the Target Companies and, with respect to each In-Bound License, whether the In-Bound License is exclusive or non-exclusive and its term.

                    (d)     The Sellers Disclosure Schedule lists all licenses, sublicenses and other agreements (“Out-Bound Licenses”) pursuant to which any of the Target Companies authorizes a third party to use, practice any rights under, or grant sublicenses with respect to, any Target Company Owned Intellectual Property or pursuant to which any of the Target Companies grants rights to use or practice any rights under any Intellectual Property owned by a third party and, with respect to each Out-Bound License, whether the Out-Bound License is exclusive or non-exclusive and its term.

                    (e)     The Target Company Owned Intellectual Property, together with the Target Companies’ rights under the In-Bound Licenses listed in the Sellers Disclosure Schedule (collectively, the “Target Company Intellectual Property”), constitutes all the Intellectual Property used in or necessary for the operation of the Business as currently conducted, and, other than as set forth on Schedule 3.15(e) with respect to those In-Bound Licenses that cannot be transferred, will remain, if and as applicable, owned by the Target Companies or in full force and effect upon the consummation of the Transactions, except for the Excluded Target Company Intellectual Property, described below. Notwithstanding any provision of this Section 3.15 to the contrary, the Target Companies do not have the right to transfer the In-Bound Licenses listed in Section 3.15(e) in the Sellers Disclosure Schedule (collectively, the “Excluded Target Company Intellectual Property”) and Buyer will either have to obtain its own licenses for such Excluded Target Company Intellectual Property or obtain other Intellectual Property that serves the same or a substantially similar purpose

                    (f)     All registration, maintenance and renewal fees related to Patents, Marks, Copyrights and any other certifications, filings or registrations that are included in the Target Company Intellectual Property (“Target Company Registered Items”) that are currently due have been paid and all documents and certificates related to such Target Company Registered Items have been filed with the relevant Governmental Entity or other authorities in the United States or foreign jurisdictions, as applicable, for the purposes of maintaining such Target Company Registered Items. All Target Company Registered Items are, and will continue to be after the Closing Date, valid, in good standing, held in compliance with all applicable legal requirements and enforceable by the Target Companies.

                    (g)     There are no challenges (or any basis therefor) with respect to the validity or enforceability of any Target Company Intellectual Property. The Sellers Disclosure Schedule lists the status of any Actions before the United States Patent and Trademark Office or any other Governmental Entity anywhere in the world related to any of the Target Company Intellectual Property, including the due date for any outstanding response by any of the Target Companies in such Actions. None of Sellers or the Target Companies has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation, waiver or unenforceability of any Target Company Intellectual Property.

                    (h)     None of the products or services currently or formerly developed, manufactured, sold, distributed, provided, shipped or licensed by any of the Target Companies, or which are currently under development, has infringed or infringes upon, or otherwise unlawfully used or uses, the Intellectual Property Rights of any third party. None of the Target Companies, has infringed or infringes upon, or otherwise unlawfully used or uses, any Intellectual Property Rights of a third party. None of Sellers or the Target Companies has received any communication alleging that any of the Target Companies or any of their respective products, services, activities or operations infringe upon or otherwise unlawfully use any Intellectual Property Rights of a third party nor is there any basis for any claim of infringement or unlawful use. No Action has been instituted or threatened relating to any Intellectual Property formerly or currently used by any of the Target Companies and none of the Target Company Intellectual Property is subject to any outstanding Order. No Person has infringed or is infringing any Intellectual Property Rights of any of the Target Companies or has otherwise misappropriated or is otherwise misappropriating or unlawfully using any Target Company Intellectual Property.

                    (i)     With respect to the Target Companies’ Proprietary Information, the documentation relating thereto is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the special knowledge or memory of others. The Target Companies have taken commercially reasonable steps to protect and preserve the confidentiality of all Proprietary Information owned by the Target Companies that is not covered by an issued Patent. Without limiting the generality of the foregoing, the Proprietary Information of the Target Companies (other than Proprietary Information that is covered by an issued Patent) is not part of the public knowledge and has not been used or divulged for the benefit of any Person other than the Target Companies. Any receipt or use by, or disclosure to, a third party of Proprietary Information owned by or pertaining to the Target Companies has been pursuant to the terms of a binding written confidentiality agreement (each, a “Nondisclosure Agreement”). True and complete copies of all Nondisclosure Agreements and any amendments thereto have been made available to Buyer. The Target Companies are, and, to Sellers’ Knowledge, all other parties thereto are, in compliance with the provisions of the Nondisclosure Agreements. The Target Companies are in compliance with the terms of all Contracts pursuant to which a third party has disclosed to, or authorized the Target Companies to use, Proprietary Information owned by such third party.

                    (j)     All current and former employees, consultants and contractors of the Target Companies since the date the Target Companies were formed or acquired by Sellers have executed and delivered, and to Sellers’ Knowledge are in compliance with, enforceable agreements regarding the protection of Proprietary Information and providing valid written current assignments of all Intellectual Property conceived or developed by such employees, consultants or contractors in connection with their services for the Target Companies (“Work Product Agreements”). True and complete copies of all Work Product Agreements have been made available to Buyer. No such current or former employee, consultant or contractor or any other Person has any right, claim or interest in or to any of the Target Company Intellectual Property.

                    (k)     No employee, consultant or contractor of the Target Companies has been, is or will be, by performing services for any of the Target Companies, in violation of any term of any employment, invention disclosure or assignment, confidentiality, noncompetition agreement or other restrictive covenant or any Order as a result of such employee’s, consultant’s or independent contractor’s employment by any of the Target Companies or any services rendered by such employee, consultant or independent contractor.

                    (l)     All Intellectual Property that has been distributed, sold or licensed to a third party by any of the Target Companies that is covered by a representation or warranty conformed to or conforms to, and performed or performs in accordance with, the representations and warranties provided with respect to such Intellectual Property by or on behalf of any of the Target Companies for the time period during which such representations and warranties apply. True and complete copies of all Contracts pursuant to which any one of the Target Companies has agreed to indemnify a third party in connection with any Intellectual Property that has been distributed, sold or licensed by any one of the Target Companies have been made available to Buyer.

                    (m)     The execution and delivery by Sellers of this Agreement do not, and the consummation by Sellers of the Transactions (in each case, with or without the giving of notice or lapse of time, or both), will not, directly or indirectly, result in the loss or impairment of any Target Company Intellectual Property, or give rise to any right of any party to terminate or reprice or otherwise renegotiate any of the Target Companies’ rights to own any of its Intellectual Property or their respective rights under any Out-Bound License or In-Bound License, nor require the consent of any Governmental Entity or other third party in respect of any such Intellectual Property.

          3.16.   Absence of Certain Changes or Events. Except as otherwise set forth on the Sellers Disclosure Schedule or reflected on the Interim Balance Sheet, since the Balance Sheet Date:

                    (a)     there has not been any adverse change in the condition (financial or otherwise), operations, prospects or results of operations of any of the Target Companies;

                    (b)     none of the Target Companies has amended or changed its Charter Documents;

                    (c)     none of the Target Companies has declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any Equity Security or any other security;

                    (d)     none of the Target Companies has split, combined or reclassified any Equity Security or other security, or issued, or authorized for issuance, any Equity Security or other security;

                    (e)     none of the Target Companies has altered any term of any outstanding Equity Security or other security;

                    (f)     none of the Target Companies has (i) increased or modified the compensation, including salary, bonuses or deferred compensation or benefits payable or to become payable by the Target Companies to any of its current or former directors, employees, contractors or consultants, (ii) increased or modified any Benefit Plan, payment or arrangement made to, for or with any current or former directors, employees, contractors or consultants of the Target Companies, (iii) entered into any employment, severance or termination agreement, or (iv) entered into any agreement or arrangement with any of its current or former directors, employees, contractors or consultants providing any form of signing or stay on bonus or compensation;

                    (g)     other than the sale of inventory in the ordinary course of business, none of the Target Companies has sold, leased, transferred or assigned any property or assets of the Target Companies;

                    (h)     none of the Target Companies has incurred, assumed or guaranteed any Indebtedness;

                    (i)     none of the Target Companies has created or assumed any Lien on any asset, except for Liens arising under lease financing arrangements existing as of the Balance Sheet Date and Liens for Taxes not yet due and payable with respect to which the Target Companies maintain adequate reserves and Permitted Liens;

                    (j)     none of the Target Companies has made any loan, advance or capital contribution to, or investment in, any Person;

                    (k)     none of the Target Companies has entered into any Material Contract other than in the ordinary course of business;

                    (l)     other than in the ordinary course of business, (i) no Material Contract has been modified, (ii) no rights under any Material Contract have been waived or accelerated and (iii) no Material Contract that would be required to be listed as a Material Contract pursuant to Section 3.17 hereof if such Contract were in effect on the Closing Date has been terminated or cancelled;

                    (m)     none of the Target Companies has sold, transferred, pledged or assigned, and there has been no reduction in the value of, any Target Company Intellectual Property;

                    (n)     there has not been any labor dispute, or any activity or proceeding by a labor union or representative thereof to organize any employees of the Target Companies;

                    (o)     there has not been any violation of or conflict with any Law to which the business, operations, assets or properties of any of the Target Companies are subject;

                    (p)     none of Sellers or the Target Companies has agreed or entered into any arrangement to take any action which will result in any representation or warranty set forth in this Article III being untrue or incorrect on the Closing Date;

                    (q)     there has not been any damage, destruction or loss with respect to the property and assets of the Target Companies, whether or not covered by insurance;

                    (r)     none of Sellers or the Target Companies has made any change in accounting policies or practices;

                    (s)     none of the Key Officers (other than the Remaining Key Officers), or other officers or employees of any of the Target Companies has left or intends to leave such Target Company to join or become employed or engaged by any of the Sellers or any of its Affiliates;

                    (t)     none of Sellers or the Target Companies has made any Tax election, changed its method of Tax accounting or settled any claim for Taxes;

                    (u)     none of Sellers or the Target Companies has settled any Action; and

                    (v)     none of Sellers or the Target Companies has agreed, whether in writing or otherwise, to do any of the foregoing.

          3.17.   Contracts.

                    (a)     The Sellers Disclosure Schedule contains a true and complete list of each Contract or series of related Contracts to which any of the Target Companies is a party or is subject, or by which any of their respective assets are bound including, without limitation, any Contract:

           (i)     for the purchase by any of the Target Companies of materials, supplies, goods, services, equipment or other assets and that involves or would reasonably be expected to involve (A) annual payments by any of the Target Companies of $50,000 or more or (B) aggregate payments by the Target Companies of $250,000 or more;

           (ii)    (A) for the sale by any of the Target Companies of materials, supplies, goods, services, equipment or other assets and that involves a specified annual minimum dollar sales amount by any of the Target Companies of $100,000 or more or (B) pursuant to which any of the Target Companies received payments of more than $100,000 in the year ended June 30, 2009 or expects to receive payments of more than $100,000 in the year ending June 30, 2010;

(iii) that requires any of the Target Companies to purchase its total requirements of any product or service from a third party or that contains “take or pay” provisions;

           (iv)    that (A) continues over a period of more than six months from the Closing Date or (B) involves payments to or by any of the Target Companies exceeding $100,000, other than arrangements disclosed pursuant to the preceding subsections (i) and (ii);

           (v)     that is an employment, consulting, termination or severance Contract, other than any such Contract that is terminable at-will by any of the Target Companies without liability to any of the Target Companies;

(vi) that is a partnership, joint venture or similar Contract;

(vii) that is a distribution, dealer, representative or sales agency Contract;

(viii) that is a maintenance Contract pursuant to which any Target Company is rendering or responsible for providing maintenance services;

(ix) that obligates any of the Target Companies to provide services or products to a particular customer for a longer period than one year;

           (x)     that is a (A) Lease or (B) Contract for the lease of personal property, in either case which provides for payments to or by any of the Target Companies in any one case of $100,000 or more annually or $250,000 or more over the term of the lease;

           (xi)    that provides for the indemnification by any of the Target Companies of any Person, the undertaking by any of the Target Companies to be responsible for consequential damages or the assumption by any of the Target Companies of any Tax, environmental or other Liability;

(xii) with any Governmental Entity;

           (xiii)  that is a note, debenture, bond, equipment trust, letter of credit, loan or other Contract for Indebtedness or lending of money (other than to employees for travel expenses in the ordinary course of business) or Contract for a line of credit or guarantee, pledge or undertaking of the Indebtedness or Liability of any other Person;

(xiv) for any capital expenditures or leasehold improvements in any one case in excess of $50,000 or in the aggregate greater than $100,000;

           (xv)   that restricts or purports to restrict the right of any of the Target Companies to engage in any line of business, acquire any property, develop or distribute any product or provide any service (including geographic restrictions), or to compete with any Person;

(xvi) that grants any distribution rights either to or from any of the Target Companies in any market, field or territory;

(xvii) that relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(xviii) that contains exceptional or unusual terms or conditions or is not made at arm’s length and in the best interest of the Target Companies;

(xix) that is a collective bargaining Contract or other Contract with any labor organization, union or association; and

(xx) that is otherwise material to any of the Target Companies or their respective businesses and not previously disclosed pursuant to this Section 3.17.

                    (b)     Each Contract required to be listed in the Sellers Disclosure Schedule (collectively, the “Material Contracts”) is in full force and effect and is valid, binding and enforceable in accordance with its terms.

                    (c)     None of the Target Companies, and to the knowledge of Sellers, no other party thereto, is in default in the performance, observance or fulfillment of any obligation, covenant, condition or other term contained in any Material Contract, and none of the Target Companies has given or received notice to or from any Person relating to any such alleged or potential default that has not been fully cured. No event has occurred which (with or without the giving of notice or lapse of time, or both) may conflict with or result in a violation or breach of, or give any Person the right to exercise any remedy under or accelerate the maturity or performance of, or cancel, terminate or modify, any Material Contract.

                    (d)     Except as set forth in the Sellers Disclosure Schedule, none of Sellers or the Target Companies is required to obtain any Consent or Authorization under any of the Material Contracts in connection with the execution and delivery by Sellers of this Agreement or the consummation of the Transactions.

                    (e)     Sellers have delivered true and complete copies of each Material Contract to Buyer.

          3.18.   Litigation.

                    (a)     Except as set forth in the Sellers Disclosure Schedule, there is no action, suit or proceeding, actual or potential claim, arbitration, litigation or investigation (each, an “Action”) (i) pending or, to the Knowledge of Sellers, threatened against or affecting any of the Target Companies, (ii) that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, (iii) that could result in a limitation on the right of Buyer to own the Shares and to control the Target Companies, (iv) that could have the effect of restraining or prohibiting Buyer’s ownership or operation (or that of its Subsidiaries or Affiliates) of all or any portion of the business or assets of the Target Companies, or (v) that could compel Buyer or any of its Subsidiaries or Affiliates to dispose of or hold separate all or any material portion of the business or assets of the Target Companies, or of Buyer and its Subsidiaries and Affiliates. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action. There is no Action against any current or former director, officer or employee of any of the Target Companies with respect to which any of the Target Companies has or is reasonably likely to have an indemnification obligation.

                    (b)     There is no unsatisfied judgment, penalty or award against or affecting any of the Target Companies or any of their respective properties or assets. There is no Order to which any of the Target Companies or any of their respective properties or assets is subject.

          3.19.   Employee Benefits.

                    (a)     The Sellers Disclosure Schedule sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to by any Seller or any of its Affiliates (other than solely by any of the Target Companies but including all Benefit Plans to which any of the Target Companies contributes as a participating employer) for the benefit of any present or former directors, employees, contractors or consultants of any of the Target Companies (collectively, “Seller Benefit Plans”). A current, true and complete copy of each Seller Benefit Plan has been provided to Buyer. No Seller has created any additional Seller Benefit Plan or amended any Seller Benefit Plan.

                    (b)     The Sellers Disclosure Schedule sets forth a true and complete list of all Benefit Plans sponsored, maintained or contributed to or required to be contributed to by any of the Target Companies for the benefit of any present or former directors, employees, contractors or consultants of any of the Target Companies (collectively, “Target Company Benefit Plans,” and together with the Seller Benefit Plans, the “Seller Group Benefit Plans”). A current, true and complete copy of each Target Company Benefit Plan has been provided to Buyer. None of the Target Companies has any intent or commitment to create any additional Target Company Benefit Plan or amend any Target Company Benefit Plan.

                    (c)     Each Seller Group Benefit Plan has been and is currently administered in compliance with its constituent documents and all reporting, disclosure and other requirements of ERISA and the Code applicable to such Seller Group Benefit Plan. Each Seller Group Benefit Plan that is an “employee pension benefit plan”(as defined in Section 3(2) of ERISA) and which is intended to be qualified under Section 401(a) of the Code (a “Pension Plan”), has been determined by the Internal Revenue Service to be so qualified and no condition exists that would adversely affect any such determination. No Seller Group Benefit Plan is a “defined benefit plan”(as defined in Section 3(35) of ERISA).

                    (d)     None of Sellers, the Target Companies, any ERISA Affiliate or any trustee or agent of any Seller Group Benefit Plan has been or is currently engaged in any “prohibited transactions”(as defined by Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not applicable which could subject any Seller, Target Company, ERISA Affiliate or trustee or agent of any Seller Group Benefit Plan to the tax or penalty imposed by Section 4975 of the Code or Section 502 of ERISA.

                    (e)     There is no event or condition existing which could be deemed a “reportable event”(as defined in Section 4043 of ERISA) with respect to which the 30-day notice requirement has not been waived, and no condition exists which could subject any of the Target Companies to a penalty under Section 4071 of ERISA.

                    (f)     None of Sellers, the Target Companies or any ERISA Affiliate is, or has been, party to any “multi-employer plan”(as defined in Section 3(37) of ERISA).

                    (g)     Sellers have provided to Buyer true and correct copies of (i) the most recent annual report on Form 5500 and any attached schedules for each Seller Group Benefit Plan (if any such report was required by applicable Law), (ii) the most recent determination letter issued by the Internal Revenue Service for each Pension Plan, (iii) all material correspondence to or from any Governmental Entity received in the last three years relating to a Seller Group Benefit Plan, and (iv) all material written agreements and Contracts currently in effect, including (without limitation) administrative service agreements, group annuity contracts, and group insurance contracts relating to a Target Company Benefit Plan.

                    (h)     With respect to each Seller Group Benefit Plan, there are no Actions, suits or claims (other than routine claims for benefits in the ordinary course) pending or threatened against any Seller Group Benefit Plan, Seller, Target Company, ERISA Affiliate or trustee or agent of any Seller Group Benefit Plan.

                    (i)     With respect to each Seller Group Benefit Plan to which any Seller, Target Company or ERISA Affiliate is a party which constitutes a group health plan subject to Section 4980B of the Code, each such Seller Group Benefit Plan complies, and in each case has complied, with all applicable requirements of Section 4980B of the Code. Each Seller Group Benefit Plan is, to the extent binding upon the Seller Group Benefit Plan, currently operating in material compliance with all regulations issued by the United States Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), including those regulations addressing the privacy, security, maintenance, disclosure, confidentiality, and transmission of certain health related information that are promulgated at 45 CFR Parts 160, 162 and 164 (the “HIPAA Regulations”), and have operated in material compliance with the HIPAA Regulations since the effective date of the HIPAA Regulations.

                    (j)     Full payment has been made of all amounts which any Seller, Target Company or ERISA Affiliate was required to have paid as a contribution to any Seller Group Benefit Plan as of the last day of the most recent fiscal year of each of the Seller Group Benefit Plans ended prior to the Closing Date, and none of the Seller Group Benefit Plans has incurred any “accumulated funding deficiency”(as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each such Seller Group Benefit Plan ended prior to the Closing Date.

                    (k)     Each Seller Group Benefit Plan is, and its administration is and has been during the six-year period preceding the Closing Date, in compliance with, and none of Sellers, the Target Companies or any ERISA Affiliate has received any claim or notice that any such Seller Group Benefit Plan is not in compliance with, all applicable Laws and Orders and prohibited transaction exemptions, including to the extent applicable, the requirements of ERISA.

                    (l)     None of Sellers, the Target Companies or any ERISA Affiliate is in default in performing any of its contractual obligations under any of the Seller Group Benefit Plans or any related trust agreement or insurance contract.

                    (m)     There are no outstanding Liabilities of any Seller Group Benefit Plan other than Liabilities for benefits to be paid to participants in any Seller Group Benefit Plan and their beneficiaries in accordance with the terms of such Seller Group Benefit Plan.

                    (n)     Subject to ERISA and the Code, each Seller Group Benefit Plan may be amended, modified, terminated or otherwise discontinued by any Seller, Target Company, or ERISA Affiliate at any time without liability.

                    (o)     No Seller Group Benefit Plan other than a Pension Plan, retiree medical plan or severance plan provides benefits to any individual after termination of employment.

                    (p)     Except as set forth on Schedule 3.19(p), the consummation of the Transactions will not (either alone or in conjunction with any other event) (i) entitle any current or former director, employee, contractor or consultant of any of the Target Companies to severance pay, unemployment compensation or any other payment, (ii) accelerate the time of payment or vesting or increase the amount of compensation due to any such director, employee, contractor or consultant or result in the payment of any other benefits to any Person or the forgiveness of any Indebtedness of any Person, (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available or (iv) result in the payment or series of payments by Seller or any of the Target Companies to any Person of an “excess parachute payment”(as defined in Section 280G of the Code).

                    (q)     With respect to each Seller Group Benefit Plan that is funded wholly or partially through an insurance policy, all premiums required to have been paid as of the Closing Date under such insurance policy have been paid, and, as of the Closing Date, there are no Liabilities of any Seller, Target Company or ERISA Affiliate under any insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent Liability arising wholly or partially out of events occurring prior to the Closing Date.

                    (r)     Each Seller Group Benefit Plan that constitutes a “welfare benefit plan,”(as defined in Section 3(1) of ERISA) and for which contributions are claimed by any Seller, Target Company or ERISA Affiliate as deductions under any provision of the Code, is in compliance with all applicable requirements pertaining to such deductions. With respect to any “welfare benefit fund”(as defined in Section 419 of the Code) related to a welfare benefit plan, there is no disqualified benefit (within the meaning of Section 4976(b) of the Code) that would result in the imposition of a Tax under Section 4976(a) of the Code. All welfare benefit funds intended to be exempt from Tax under Section 501(a) of the Code have been determined by the Internal Revenue Service to be so exempt and no event or condition exists which would adversely affect any such determination.

                    (s)     Each Seller Group Benefit Plan or any other arrangement that covers any present or former director, employee, contractor or consultant of any of the Target Companies that is, or was, subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A of the Code through December 31, 2008, and all such Seller Group Benefit Plans subject to Section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended (if applicable) to comply with the requirements of the final regulations under Section 409A of the Code or if not in existence on such date, have been established and operated in compliance with Section 409A of the Code and the regulations issued thereunder. None of the Target Companies has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code. None of the Target Companies has any obligation to gross-up, indemnify or otherwise reimburse any Person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

                    (t)     Except as set forth on Schedule 3.19(t), no Seller Group Benefit Plan is maintained outside the jurisdiction of the United States, or covers any current or former employee, director, officer, partner, manager, member or consultant of any of the Target Companies residing or working outside the United States.

          3.20.   Labor and Employment Matters.

                    (a)     The Sellers Disclosure Schedule sets forth (i) (A) a list of all directors, employees, contractors and consultants of each of the Target Companies (including title and position) as of the Closing Date and (B) the compensation and benefits of each such director, employee, contractor and consultant and (ii) a list of all former directors, employees, contractors and consultants of the Target Companies who are receiving benefits or scheduled to receive benefits in the future, and the pension benefit, medical insurance coverage and other benefits of each such former director, employee, contractor and consultant. None of the above referenced benefits includes unusual or exceptional terms or conditions. All directors, officers, employees, contractors and consultants of the Target Companies may be removed or terminated by a Target Company (or Buyer after the Closing) at any time with or without cause, but only for reasons not prohibited by and otherwise consistent with federal, state and local Law, and without any severance or other Liability to such Target Company or Buyer.

                    (b)     None of the Target Companies is a party or subject to any labor union or collective bargaining agreement. There are no pending or threatened labor disputes, work stoppages, requests for representation, pickets, work slow-downs due to labor disagreements or any actions or arbitrations which involve the labor or employment relations of any of the Target Companies. There is no unfair labor practice, charge or complaint pending, unresolved or, to Sellers’ Knowledge, threatened before the National Labor Relations Board. No event has occurred or circumstance exists that may provide the basis of any work stoppage or other labor dispute.

                    (c)     Each of the Target Companies has complied with each, and is not knowingly in violation of any, Law relating to anti-discrimination and equal employment opportunities and there are, and have been, no violations of any other Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person. Each of the Target Companies has filed and/or posted all reports, information and notices required under any Law with respect to the hiring, hours, wages, occupational safety and health, employment, promotion, termination or benefits of any employee or other Person, and will timely file all such reports, information and notices required by any Law to be given prior to Closing. Each of the Target Companies has maintained all records required by any applicable federal, state or local employment Law, including but not limited to time records, Equal Employment Opportunity Records, Occupational Safety and Health Administration Records and other similar records.

                    (d)     The Target Companies have paid or properly accrued in the ordinary course of business all wages and compensation due to employees, including all vacations or vacation pay, holidays or holiday pay, sick days or sick pay and bonuses.

                    (e)     None of Sellers, the Target Companies or any of their respective Affiliates is a party to any Contract which restricts any of the Target Companies from relocating, closing or terminating any of its operations or facilities or any portion thereof. None of Sellers or the Target Companies has, since May 16, 2005, effectuated a “plant closing”(as defined in the WARN Act) or a “mass lay-off’ (as defined in the WARN Act), in either case affecting any site of employment or facility of any of the Target Companies, except in accordance with the WARN Act and any applicable state or local Laws. The consummation of the Transactions will not create liability for any act by Sellers and the Target Companies on or prior to the Closing under the WARN Act or any other Law respecting reductions in force or the impact on employees of plant closings or sales of businesses.

                    (f)     Except as set forth on Schedule 3.20(f), the Target Companies have complied and are in compliance with the requirements of the Immigration Reform and Control Act of 1986. The Sellers Disclosure Schedule sets forth a true and complete list of all employees of the Target Companies working in the United States who are not U.S. citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Target Companies who are performing services for the Target Companies in the United States are legally able to work in the United States and will be able to continue to work in the United States following the consummation of the Transactions.

                    (g)     Except as set forth on Schedule 3.20(g), no Person that was engaged by any of the Target Companies as an independent contractor or in any other non-employee capacity can or will be characterized or deemed to be an employee of any of the Target Companies under applicable laws, statutes, rules, regulations and administrative proceedings for any purpose whatsoever including, without limitation, for purposes of federal, state and local income taxation, workers’ compensation, unemployment insurance and eligibility for any Seller or Target Company group benefit.

          3.21.   Environmental.

                    (a)     As used in this Agreement, the following words and terms have the following definitions:

(i) “Environment” means all indoor or outdoor air, surface water, groundwater, surface or subsurface land, including all fish, wildlife, biota and all other natural resources.

           (ii)    “Environmental Action” means any Action brought or threatened under any Environmental Law or otherwise asserting that any of the Target Companies has incurred any Pre-Closing Environmental Liability.

          (iii)   “Environmental Clean-up Site” means any location (A) which is listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state or foreign list of sites requiring investigation or cleanup, (B) which is the subject of any pending or threatened Action related to or arising from any alleged violation of any Environmental Law, or (C) at which there has been a threatened or actual Release of a Hazardous Substance requiring investigation or cleanup by any Governmental Entity under any Environmental Law.

           (iv)    “Environmental Laws” means any and all applicable Laws relating to the Environment, human health, worker health and safety, preservation or reclamation of natural resources, or the management, handling, use, generation, treatment, storage, transportation, disposal, manufacture, distribution, formulation, packaging, labeling, Release or threatened Release of or exposure to Hazardous Substances, whether now existing or subsequently amended or enacted, including but not limited to: the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (“CERCLA”);the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300(f) et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act 7 U.S.C. Section 136 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq.; any similar or implementing federal, state or local Law or non-U.S. Law and regulation and all amendments or regulations promulgated thereunder; and any common law doctrine, including but not limited to, negligence, nuisance (including related to noise, dust or vibration), trespass, personal injury or property damage related to or arising out of the presence, Release or exposure to Hazardous Substances.

(v) “Environmental Permits” means any Authorization under any Environmental Law and any and all Orders issued or entered into by any Governmental Entity under any Environmental Law.

           (vi)    “Hazardous Substances” means all explosive materials, radioactive materials, hazardous materials, toxic materials, wastes, chemicals, petroleum, petroleum by-products and petroleum products (including crude oil or any fraction thereof), asbestos and asbestos containing materials and all other materials, chemicals and substances that are regulated by, form the basis of Liability or are defined as hazardous, extremely hazardous, toxic or words of similar import, under any Environmental Law, including materials listed in 49 C.F.R. Section 172.101 and materials defined as hazardous substances pursuant to Section 101(14) of CERCLA.

(vii) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of Hazardous Substances into the Environment.

                    (b)     Each of the Target Companies has obtained, and is in compliance with, all Environmental Permits required in connection with its operations and the Owned Real Property and the Leased Real Property. Each Environmental Permit, together with the name of the Governmental Entity issuing such Environmental Permit, is set forth in the Sellers Disclosure Schedule. All such Environmental Permits are valid and in full force and effect and all renewal applications for such Environmental Permits have been timely filed with the appropriate Governmental Entity. None of such Environmental Permits will be terminated or impaired or become terminable as a result of the Transactions. Each of the Target Companies has been, and is currently, in compliance with all Environmental Laws. None of Sellers or the Target Companies has received notice alleging that any of the Target Companies is in violation of any Environmental Laws.

                    (c)     There are no past, pending or threatened Environmental Actions against or affecting any of the Target Companies, and, to Sellers’ Knowledge, there are no facts or circumstances which could be expected to form the basis for any Environmental Action against any of the Target Companies.

                    (d)     None of the Target Companies has entered into or agreed to any Order, and none of the Target Companies is subject to any Order, relating to compliance with any Environmental Law or investigation or cleanup of a Hazardous Substance under any Environmental Law.

                    (e)     No Lien has been attached to or asserted or threatened against the assets, Leased Real Property, Owned Real Property or rights of any of the Target Companies pursuant to any Environmental Law. To Sellers’ Knowledge, there are no facts, circumstances or other conditions which could be expected to give rise to any Liens on or affecting any Leased Real Property or Owned Real Property.

                    (f)     There has been no treatment, storage, disposal or Release of any Hazardous Substance at, from, into, on or under any Leased Real Property or Owned Real Property or any other property currently or formerly owned, operated or leased by any of the Target Companies in violation of any Environmental Laws. No Hazardous Substances are present in, on, about or migrating to or from any Leased Real Property or Owned Real Property that could be expected to give rise to an Environmental Action against any of the Target Companies.

                    (g)     None of the Target Companies has received a CERCLA 104(e) information request nor has any of the Target Companies been named a potentially responsible party for any National Priorities List site under CERCLA or any other site under analogous state Law. None of the Target Companies has received an analogous notice or request from any non-U.S. Governmental Entity

                    (h)     There are no aboveground or underground storage tanks on, under or about the Owned Real Property, or to the Knowledge of Sellers, the Leased Real Property. Any aboveground or underground storage tanks previously located on, under or about the Leased Real Property or Owned Real Property or any other property currently or formerly owned, operated or leased by any of the Target Companies have been removed in accordance with all Environmental Laws and no residual contamination, if any, remains at such sites in excess of applicable standards.

                    (i)     There are no polychlorinated biphenyls (“PCBs”) being Released from any article, container or equipment on, under or about the Leased Real Property or the Owned Real Property, there are no such articles, containers or equipment containing PCBs in, at, on, under or within the Leased Real Property or the Owned Real Property and none of Sellers or the Target Companies has caused any leakage of PCBs in, at, on, under or within any other property currently or formerly owned, operated or leased by any of the Target Companies.

                    (j)     There are no asbestos containing material or lead based paint containing material in, at, on, under or within the Leased Real Property or the Owned Real Property and none of Sellers or the Target Companies has used asbestos containing material or lead based paint containing material in, at, on, under or within any other property currently or formerly owned, operated or leased by any of the Target Companies.

                    (k)     None of the Target Companies has transported or arranged for the treatment, storage, handling, disposal, or transportation of any Hazardous Material to any off-site location which is an Environmental Clean-up Site.

                    (l)     None of the Leased Real Property or the Owned Real Property is an Environmental Clean-up Site.

                    (m)     Sellers have provided to Buyer true and complete copies of, or access to, all written environmental assessments, materials, reports, data, analyses and compliance audits that have been prepared by or on behalf of any of the Target Companies or Sellers with respect to the Leased Real Property or the Owned Real Property or, to the Knowledge of Sellers, any other real property formerly owned, operated or leased by any of the Target Companies.

          3.22.   Insurance.

                    (a)     The Sellers Disclosure Schedule sets forth (i) a true and complete list of each insurance policy and fidelity bond which covers any of the Target Companies or their respective businesses, properties, assets, directors or employees (the “Policies”) and (ii) a list of all pending claims and the claims history for the Target Companies during the current year and the preceding three years (including with respect to insurance obtained but not currently maintained). There are no pending claims under any of such Policies as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights.

                    (b)     The Sellers Disclosure Schedule describes any self-insurance arrangement by or affecting any of the Target Companies and the loss experience for all claims that were self-insured in the current year and the preceding three years.

                    (c)     All Policies are issued by an insurer that is financially sound and reputable, are in full force and effect and are enforceable in accordance with their terms and will continue in full force and effect with respect to the Target Companies following the Transactions. Such Policies provide adequate insurance coverage for the Target Companies and their respective businesses, properties, assets and employees and are sufficient for compliance with all Laws and Contracts to which any of the Target Companies is a party or by which it is bound.

                    (d)     All premiums due under the Policies have been paid in full or, with respect to premiums not yet due, accrued. None of Sellers or the Target Companies has received a notice of cancellation of any Policy or of any changes that are required in the conduct of the businesses of the Target Companies as a condition to the continuation of coverage under or renewal of any such Policy. There is no existing default or event which (with or without the giving of notice or lapse of time, or both) would constitute a default under any Policy or induce any insurer to terminate or cancel any Policy. None of Sellers or the Target Companies has knowledge of any threatened, or any basis for, termination of, or material premium increase with respect to, any Policy and none of such Policies provides for retroactive premium adjustments.

          3.23.   Product Warranty.

                    (a)     There are no warranties (express or implied) outstanding with respect to any products currently or formerly manufactured, sold, distributed, provided, shipped or licensed (“Products”), or any services rendered, by any of the Target Companies beyond that set forth in the standard conditions of sale or service (which are attached to the Sellers Disclosure Schedule), except as identified in the Sellers Disclosure Schedule.

                    (b)     Each Product manufactured, sold, distributed, provided, shipped or licensed, or service rendered, by any of the Target Companies has been in conformity with all applicable contractual commitments and warranties. There are no design, manufacturing or other defects, latent or otherwise, with respect to any Products and such Products are not toxic when used in accordance with their intended use. Each Product that has been manufactured, sold, distributed, provided, shipped or licensed contained all warnings required by applicable Law and such warnings have been in accordance with reasonable industry practice.

                    (c)     The Interim Balance Sheet reflects adequate reserves (in accordance with GAAP) for product design and warranty claims and other damages in connection with any Product manufactured, sold, distributed, shipped or licensed, or service rendered, by the Target Companies on or prior to the Interim Balance Sheet Date. The accounting records of the Target Companies will reflect adequate reserves (in accordance with GAAP) for all such claims in connection with Products manufactured, sold, distributed, shipped or licensed, or services rendered by, any of the Target Companies from the Interim Balance Sheet Date to the Closing Date.

          3.24.   Books and Records. The minute books (containing the records of the meetings, or written consents in lieu of such meetings, of the stockholders, the board of directors and any committees of the board of directors), the stock certificate books, and the stock record books of the Target Companies are correct and complete, and have been maintained in accordance with sound business practices. The minute books of the Target Companies contain true and complete records of all meetings, or actions taken by written consent, of the stockholders, the board of directors and any committees of the board of directors, of the Target Companies, and no meeting, or action by written consent in lieu of such meeting, of any such stockholders, board of directors or committee of such board of directors, has been held for which minutes have not been prepared and not contained in the minute books. All of the books and records of the Target Companies, including minute books, are in the possession of the Target Companies.

          3.25.   Suppliers and Customers. The Sellers Disclosure Schedule sets forth with respect to each of the Target Companies (a) each supplier material to such Target Company, (b) each supplier who constitutes a sole source of supply to such Target Company, and (c) each customer that is material to such Target Company or has contributed in excess of 5% percent of such Target Company’s revenues for the most recent fiscal year. The relationships of each of the Target Companies with each such supplier and customer are good commercial working relationships. No such supplier or customer has canceled or otherwise terminated or materially modified, or threatened to cancel or otherwise terminate or materially modify, its relationship with any of the Target Companies. None of Sellers or the Target Companies has received notice or has reason to believe that any such supplier or customer may cancel or otherwise materially and adversely modify its relationship with any of the Target Companies or limit its supply of services, supplies or materials to, or its purchases of products, materials, goods or services from, any of the Target Companies, either as a result of the Transactions or otherwise. No supplier or customer of any Target Company which was a material customer of or supplier to such Target Company during the prior fiscal year has terminated its relationship with such Target Company or been terminated by such Target Company.

          3.26.   Brokers or Finders. Other than Morgan Keegan & Co., Inc., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Seller, Target Company or any of their respective Affiliates.

          3.27.   Bank Accounts. The Sellers Disclosure Schedule sets forth the name of each bank, safe deposit company or other financial institution in which the Target Companies have an account, lock box or safe deposit box and the names of all persons authorized to draw thereon or have access thereto. All payments made by the Target Companies have been made in the ordinary course through banking channels.

          3.28.   Powers of Attorney. There are no outstanding powers of attorney executed by or on behalf of any of the Target Companies in favor of any Person.

          3.29.   Support Services. No Seller or any of their Affiliates provides support or other services to the Target Companies other than those set forth in the Sellers Disclosure Schedule and those to be documented in a Transition Services Agreement between Quixote Corp and Buyer to be executed at the Closing (“Sellers’ Support Services”).

          3.30.   Other Services. Each Seller has kept, and will keep, available the services of its present employees and preserved, and shall preserve, its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it and the Target Companies, to the end that the Target Companies’ goodwill and ongoing businesses will be substantially unimpaired on the Closing Date.

          3.31.   Completeness of Disclosure.

                    (a)     No representation or warranty by any Seller in this Agreement, and no statement made by such Seller in the Sellers Disclosure Schedule or any certificate or other document furnished or to be furnished to Buyer pursuant hereto or in connection with the negotiation, execution or performance of this Agreement or conduct of due diligence, contains any untrue statement of a material fact or omits or will omit to state a material fact required to be stated herein or therein or necessary to make any statement herein or therein not misleading. Except as specifically set forth in this Agreement or the Sellers Disclosure Schedule, there are no facts or circumstances which to Sellers’ knowledge, could be expected to have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), operations, prospects or results of operations of the Target Companies taken as a whole.

                    (b)     All information contained in the virtual data room established by Sellers and all replies to the questions or requests for information provided by Sellers, their Affiliates (including the Target Companies) and their respective Representatives to Buyer or its Representatives were when given, and remain, true, accurate and not misleading in all material respects and there is no fact or matter which makes any such information untrue, inaccurate or misleading in any material respect or the disclosure of which might reasonably be expected to materially adversely affect the willingness of Buyer to purchase the Shares on the terms set forth in this Agreement.

          3.32.   Capital Contribution. Sellers and their Affiliates, as applicable, have made a capital contribution to the Target Companies in the amount of all Inter-Company Debt in compliance with Section 108(e)(6) of the Code. As of the moment of such capitalization, each Seller (or the Affiliate) holding such Inter-Company Debt had a full basis in the Inter-Company Debt and had not previously taken any action intended to reduce such basis or that would otherwise have the effect of realizing a taxable income for any of the Target Companies as a result of such capitalization.

          3.33.   Indebtedness. Sellers have extinguished, or caused to be extinguished, (a) all Indebtedness of the Target Companies and (b) all guarantees by the Target Companies of any Indebtedness of Sellers and their respective Affiliates (other than the Target Companies), and Sellers have released, or caused to be released, all Liens in and upon any of the properties and assets of the Target Companies and the Shares, other than Permitted Liens.

          3.34.   Solvency. Immediately after the Closing, (a) each Seller will be solvent, will be able to pay such Seller’s debts as they mature, and will have capital sufficient to carry on its business and all businesses in which it is about to engage and (b) the fair saleable value of such Seller’s assets (calculated on a going concern basis) will be in excess of the amount of its liabilities. No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of any of Sellers or the Target Companies (other than as a creditor) is pending or is currently being contemplated by any of the Sellers or the Target Companies or is being threatened against any of the Sellers or the Target Companies by any other Person. None of Sellers or the Target Companies has made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

          3.35.   Termination of Cash Sweep. Effective as of December 15, 2009, the Sellers terminated the cash sweep of the bank accounts of the Target Companies.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

           Buyer represents and warrants to Sellers that each statement contained in this Article IV is true and correct as of the Closing Date, except as set forth in the in the disclosure schedule dated and delivered as of the date hereof by Buyer to Sellers (the “Buyer Disclosure Schedule”), which is attached to this Agreement and is designated therein as being the Buyer Disclosure Schedule. The Buyer Disclosure Schedule shall be arranged in sections corresponding to each Section of this Article IV.

          4.1.     Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted.

          4.2.     Authority and Enforceability. Buyer has the requisite power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery by Buyer of this Agreement and the consummation by Buyer of the Transactions have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming due authorization, execution and delivery by each Seller, constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting or relating to creditors’ rights generally, and (b) the availability of injunctive relief and other equitable remedies.

          4.3.     No Conflicts; Authorizations.

                    (a)     The execution and delivery by Buyer of this Agreement do not, and the consummation by Buyer of the Transactions will not, (i) violate the provisions of any of the Charter Documents of Buyer, (ii) violate any Contract to which Buyer is a party, (iii) violate any Law of any Governmental Entity applicable to Buyer on the Closing Date, or (iv) result in the creation of any Liens upon any of the assets owned or used by Buyer except in each such case where such violation or Lien would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions.

                    (b)      No authorization or Order of, registration, declaration or filing with, or notice to, any Governmental Entity or any other Person is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the Transactions, except for such Authorizations, Orders, registrations, declarations, filings and notices the failure to obtain or make which would not reasonably be expected to impair materially the ability of Buyer to perform its obligations under this Agreement or consummate the Transactions.

          4.4.     Purchase for Investment. The Shares to be purchased by Buyer pursuant to this Agreement are being acquired for investment only and not with a view to any public distribution thereof. Buyer shall not offer to sell or otherwise dispose of, or sell or otherwise dispose of, the Shares so acquired by it in violation of any of the registration requirements of the Securities Act of 1933.

          4.5.     Brokers or Finders. Except for Fredericks Michael & Co., no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any of its Affiliates.

          4.6.     Litigation; Compliance with Law. There is no Action pending or, to Buyer’s knowledge, threatened, against Buyer that reasonably could be expected to materially adversely affect Buyer’s ability to consummate the Transactions.

          4.7.     Solvency; Ability to Perform Agreement. Buyer is solvent, now has available funds necessary to pay the Purchase Price without the need to obtain additional financing, and to its knowledge, there is no occurrence, event or condition with respect to it that would prevent it from performing this Agreement in all material respects. Buyer will not become insolvent as a result of consummating the Transactions. No solvency proceeding of any character, including bankruptcy, receivership, reorganization, composition or arrangement with creditors (including any assignment for the benefit of creditors), voluntary or involuntary, affecting the business of Buyer (other than as a creditor) is pending or is currently being contemplated by Buyer or is being threatened against Buyer by any other Person. Buyer has not made any assignment for the benefit of creditors or taken any action in contemplation of, or which would constitute the basis for, the institution of any such insolvency proceedings.

ARTICLE V

COVENANTS OF SELLERS

          5.1.     Confidentiality.

                    (a)     From and after the Closing, each Seller will, and will cause its Affiliates to, hold, and will use its best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Target Companies, except to the extent that such Seller can show that such information (i) is in the public domain through no fault of such Seller or any of its Affiliates or (ii) is lawfully acquired by such Seller or any of its Affiliates after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If any Seller or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, such Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which such Seller is advised by its counsel in writing is legally required to be disclosed; provided that such Seller shall exercise its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

                    (b)     From the Closing and thereafter, Buyer will, and will cause its Affiliates to, hold, and will use its best efforts to cause its and their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Sellers, except to the extent that Buyer can show that such information (i) is in the public domain through no fault of Buyer or any of its Affiliates or (ii) is lawfully acquired by Buyer or any of its Affiliates after the Closing Date from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Buyer or any of its Affiliates or Representatives is compelled to disclose any such information by judicial or administrative process or by other requirements of Law, Buyer shall promptly notify Sellers in writing and shall disclose only that portion of such information which Buyer is advised by its counsel in writing is legally required to be disclosed; provided that Buyer shall exercise its best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

                    (c)     Each Seller will retain any of its books and records that relate to the Target Companies in accordance with such Seller’s record retention policies as presently in effect. During the period commencing on the Closing Date and ending on the seventh anniversary of the Closing Date, no Seller shall dispose of or permit the disposal of any such books and records not required to be retained under such policies without first giving 60 days’ prior written notice to Buyer offering to surrender the same to Buyer.

          5.2.     Restrictive Covenants.

                    (a)     Each Seller covenants that, commencing on the Closing Date and ending on the fifth anniversary of the Closing Date (the “Noncompetition Period”), such Seller shall not, and it shall cause its Affiliates not to, engage in, directly or indirectly, in any capacity, or have any direct or indirect ownership interest in, or permit such Seller’s or any such Affiliate’s name to be used in connection with, any business anywhere in the world which is engaged, directly or indirectly, in the business of developing, manufacturing, marketing or selling any products or equipment or providing services which are competitive with products or equipment manufactured, marketed, sold or under development by, or services provided by, any of the Target Companies as of the Closing Date, including, without limitation, the Current Products and any other products, equipment or services constituting the Business other than as provided in Schedule 5.2(a) (collectively, the “Restricted Business”).

                    (b)     It is recognized that the Restricted Business is and is expected to be conducted throughout the world and that more narrow geographical limitations of any nature on this non-competition covenant (and the non-solicitation covenants set forth in Sections 5.2(c), and 5.2(d)) are therefore not appropriate.

                    (c)     Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause its Affiliates not to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of any of the Target Companies or potential clients or customers of any of the Target Companies for purposes of diverting their business or services from any of the Target Companies or causing them to cease doing business with or otherwise adversely modify their relationship with any of the Target Companies other than as provided in Schedule 5.2(a).

                    (d)     Each Seller covenants that, during the Noncompetition Period, such Seller shall not, and it shall cause its Affiliates not to, (i) hire or solicit the employment or engagement of services of any Person who is or was employed or engaged as an employee, contractor or consultant by any of the Target Companies during such period on a full- or part-time basis, or (ii) otherwise induce or attempt to induce any such employee, contractor or consultant to terminate or otherwise modify, in any respect adverse to the Target Companies, its employment or other relationship with the Target Companies; provided that the Sellers may employ any employee of the Target Companies whose employment is terminated by the Target Companies without cause following the Closing Date.

                    (e)     Each Seller acknowledges that the restrictions contained in this Section 5.2 are reasonable and necessary to protect the legitimate interests of Buyer and the Target Companies after the Closing and constitute a material inducement to Buyer to enter into this Agreement and consummate the Transactions. Each Seller acknowledges that any violation of this Section 5.2 will result in irreparable injury to Buyer and the Target Companies and agrees that Buyer and the Target Companies, or any of them, shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or the posting of a bond, which requirements are expressly waived, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of this Section 5.2, which rights shall be cumulative and in addition to any other rights or remedies to which Buyer and the Target Companies, or any of them, may be entitled. Without limiting the generality of the foregoing, the Noncompetition Period shall be extended for an additional period equal to any period during which any Seller or any Affiliate of any Seller is in breach of its obligations under this Section 5.2.

                    (f)     In the event that any covenant contained in this Section 5.2 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered and is specifically requested to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.2 and each provision thereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

                    (g)     Sellers understand and acknowledge that Mark Holland holds extensive knowledge regarding the Restricted Business. Sellers have caused Mark Holland to be subject to a noncompetition covenant pursuant to which he has covenanted and agreed that he will not, directly or indirectly, for a period of three (3) years following the Closing Date, engage in the Restricted Business in any capacity, have any direct or indirect ownership interest in an entity engaged in the Restricted Business, or hire or solicit any employee, consultant or contractor of any of the Target Companies or otherwise induce or attempt to induce any such employee, consultant or contractor to terminate or otherwise modify, in any respect adverse to the Target Companies, its employment or other relationship with such Target Company. Buyer and the Target Companies will be third party beneficiaries of such noncompetition covenant executed by Mark Holland.

                    (h)     Without the prior written consent of Buyer, Sellers and their Affiliates will not adopt or use the word “Inform” in connection with any business segment of Sellers or their Affiliates.

          5.3.     Insurance.

                    (a)     To the extent that the Target Companies shall be entitled under the terms and conditions of “occurrence” based Policies, that are owned by Sellers and in effect on the Closing Date, to coverage for losses suffered by any of the Target Companies after the Closing Date arising out of any occurrences covered by such Policies occurring on or prior to the Closing Date, such Target Company shall promptly notify Sellers of such circumstance. Sellers shall use such efforts and take such actions, at their expense, to recover such losses pursuant to such Policies as they would use or take in conducting their own business in the ordinary course if such losses were suffered by any Seller or any of its Affiliates. Buyer and the Target Companies shall cooperate with Sellers, but shall be entitled to any proceeds only to the extent Buyer or such Target Company is not indemnified under Section 8.2. In the event of any dispute regarding the date of any loss or occurrence, the terms of the applicable Policy shall govern. Without the prior written consent of Buyer, Sellers will not waive, release or terminate rights under such Policies to the extent such Policies provide coverage to the Target Companies for events or occurrences taking place prior to the Closing Date. Buyer agrees that Sellers may terminate the Policies post Closing so long as such termination does not materially and adversely affect the Target Companies’ rights under such Policies with respect to pre-termination occurrences.

                    (b)     Following the Closing Date, Buyer shall provide, and shall cause the Target Companies to provide, Sellers with all records and other information necessary for the reporting, investigation, negotiation and, if applicable, prosecution of any claim made by Sellers pursuant to this Section 5.3.

          5.4.     Intellectual Property. Sellers will, without additional compensation from Buyer, assist Buyer in preparing and executing any documents necessary to obtain any Intellectual Property Rights for any Target Company Intellectual Property and for any Intellectual Property Rights stemming from any Target Company Intellectual Property. Such assistance may include, but is not limited to, the execution of any documents, assistance with information disclosures, and providing any technical assistance, reasonably requested, needed to secure those rights.

          5.5.     CFIUS. The Parties acknowledge and agree that there is no requirement to file with the Committee on Foreign Investment in the United States (CFIUS) a joint voluntary notice under the Exon-Florio amendment to the Defense Production Act of 1950, as amended (Exon-Florio), with respect to the Transactions.

          5.6.     Third Party Consents. If any Consent cannot be obtained prior to the Closing Date, Sellers will cooperate as reasonably necessary with, and at the request of, Buyer to obtain such Consent as soon as practical following the Closing.

ARTICLE VI

COVENANTS OF BUYER AND SELLERS

          6.1.     Regulatory Approvals. If and as applicable, and in addition to the obligations of Sellers pursuant to Section 5.3, each of Buyer and Sellers shall promptly apply for, and take all reasonably necessary actions to obtain or make, all Authorizations, Orders, declarations and filings with, and notices to, any Governmental Entity or other Person required to be obtained or made by it in connection with this Agreement and the consummation of the Transactions. Each Party shall cooperate with and promptly furnish information to the other Parties necessary in connection with any requirements imposed upon such other Parties in connection with the consummation of the Transactions. Without limiting the generality of the foregoing, Buyer and Sellers shall, as promptly as practicable and before the expiration of any relevant legal deadline, file with any Governmental Entity any other filings, reports, information or documentation required pursuant to any applicable Law. Each of Buyer and Sellers shall furnish to each other’s counsel such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that may be necessary under this Section 6.1. Each Party shall be responsible for all filing and other similar fees payable by it in connection with such filings, and for any local counsel fees incurred by it with respect to such filings and actions required by this Section 6.1.

          6.2.     Public Announcements. Neither Buyer nor any Seller, nor any of their respective Affiliates or Representatives, shall issue any press releases or otherwise make any public statements with respect to this Agreement and the Transactions without the prior written consent of the other Parties (such consent not to be unreasonably conditioned, withheld or delayed); provided that Buyer or any Seller may, without such approval, make such press releases or other public announcement, including, but not limited to, oral statements, as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance; provided, further, that each of the Parties may make internal announcements to their respective employees that are consistent with the Parties’ prior public disclosures regarding the Transactions.

          6.3.     Tax Matters.

                    (a)     Preparation and Filing of Pre-Closing and Post-Closing Period Tax Returns.

          (i)     Tax Periods Ending on or Before the Closing Date. Sellers shall timely prepare, or cause to be prepared, and timely file, or cause to be filed, all Tax Returns of the Target Companies for all periods ending on or prior to the Closing Date which are filed after the Closing Date. Sellers shall timely pay all Taxes which may be due with respect to such Tax Returns and provide Buyer evidence of such payment. Buyer shall cause the Target Companies to cooperate with Sellers and to furnish the information and elections as Sellers reasonably request to allow Sellers to satisfy their obligations under this Section.

          (ii)    Tax Periods Beginning Before and Ending After the Closing Date. Buyer shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns of the Target Companies for all periods beginning before the Closing Date and ending after the Closing Date. Buyer shall permit Sellers to review and comment upon each such Tax Return, and shall not file any such Tax Return without the consent of Sellers (which consent shall not be unreasonably conditioned, withheld or delayed). Sellers shall pay to Buyer an amount equal to the portion of such Taxes with respect to such Tax Return, which relates to the portion of such taxable period ending on the Closing Date (as determined pursuant to Section 6.3(c)) within five days following any demand by Buyer for such payment.

          (iii)   Sellers’ Responsibilities. Sellers will include or have included in the consolidated federal income Tax Return of the Seller Companies for all periods or portions thereof through the Closing Date the income of the Target Companies (including any deferred income from intercompany transactions triggered into income by Section 1.1502-13 of the Treasury regulations and any excess loss accounts taken into income under Section 1.1502-19 of the Treasury regulations) for all such periods and will pay or cause to be paid any federal income Taxes attributable to such income. Sellers will take no position on such Tax Returns that would adversely affect the Target Companies after the Closing Date unless such position complies with applicable Tax Law and is consistent with prior practice of the Sellers or otherwise adopted in a prior Tax Return of Sellers. All such Tax Returns shall be prepared and filed by Sellers in a manner consistent with prior practice (except as required by a change in applicable Law) and shall be correct and complete. Buyer shall have the right to review and comment on any such Tax Returns prepared by Sellers to the extent such Tax Returns affect the Target Companies.

                    (b)     Cooperation in Filing Tax Returns. Buyer and Sellers shall, and shall each cause its Affiliates to, provide to the other such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Tax Return, amended Tax Return or claim for refund, determining liability for Taxes or a right to refund of Taxes, or in conducting any audit, litigation or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings and other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which any such party may possess. No Seller shall settle any such audit, litigation or other proceeding with respect to Taxes in a manner that would adversely affect the Target Companies after the Closing Date without the prior written consent of Buyer, which consent shall not be unreasonably withheld. Sellers shall allow Buyer and its counsel to participate in any audit of the Tax Returns to the extent that such returns relate to the Target Companies for any tax period beginning on or after the Closing Date. Buyer shall allow Sellers and its counsel to participate in any audit of Tax Returns to the extent that such returns relate to the Target Companies for any tax period beginning prior to the Closing Date. Each party will retain all Tax Returns, schedules, work papers and material records and other documents relating to Tax matters of the Target Companies for the Tax period first ending after the Closing Date and for all prior Tax periods until the later of either (i) the expiration of the applicable statute of limitations (and, to the extent notice is provided with respect thereto, any extensions thereof) for the Tax periods to which the Tax Returns and other documents relate or (ii) eight years following the due date (without extension) for such Tax Returns. Thereafter, the party holding such Tax Returns or other documents may dispose of them provided that such party shall give to the other party the notice described in Section 10.1 prior to doing so. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided.

                    (c)     Allocation of Certain Taxes.

          (i)     If the Target Companies are permitted but not required under applicable state, local, or foreign income Tax Laws to treat the Closing Date as the last day of a Tax period, then the parties shall treat that day as the last day of such Tax period.

          (ii)    In the case of Taxes arising in a Tax period of any of the Target Companies that includes, but does not end on, the Closing Date, except as provided in Section 6.3(a), the allocation of such Taxes between the Pre-Closing Period and the Post-Closing Period shall be made on the basis of an interim closing of the books as of the Closing Date. “Post-Closing Period” means any taxable period or portion thereof beginning after the Closing Date. If a taxable period begins on or prior to the Closing Date and ends after the Closing Date, then the portion of the taxable period that begins on the day following the Closing Date shall constitute a Post-Closing Period. “Pre-Closing Period” means any taxable period or portion thereof that is not a Post-Closing Period. For the avoidance of doubt, for purposes of this Section 6.3(c)(ii), any Tax resulting from the transactions contemplated by this Agreement (including any Section 338 Tax) and any Tax resulting from the departure of any of the Target Companies from a Relevant Group (resulting from the triggering into income of items from deferred intercompany transactions under Section 1.1502-13 of the Treasury regulations or excess loss accounts under Section 1.1502-19 of the Treasury regulations or otherwise) is attributable to the Pre-Closing Period.

          (iii)   In the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes, but does not end on, the Closing Date, the portion of such Tax which relates to the portion of such Tax period ending on the Closing Date shall (A) in the case of any Taxes, other than Taxes based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible), or payroll or similar Taxes, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (B) in the case of any Tax based upon or related to income or receipts, or franchise Taxes, or Taxes based on capitalization, debt or shares of stock authorized, issued or outstanding, or imposed in connection with any sale, distribution, or other transfer or assignment of property (real or personal, tangible or intangible), or payroll or similar Taxes, be deemed equal to the amount which would be payable if the relevant Tax period ended as of the end of the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with the prior practice of the Target Companies.

                    (d)     Section 338 Elections; Election Allocations.

          (i)     With respect to the purchase of Shares of each Target Company, each Seller (A) will deliver to Buyer on the Closing Date a fully executed IRS Form 8023 reflecting an election under Section 338(h)(10) of the Code (and any corresponding elections under state, local, or foreign Law) prepared by Buyer, and (B) agrees to execute and deliver to Buyer on a prompt basis any additional applicable corresponding elections under state, local, or foreign Law prepared by Buyer consistent with the IRS Form 8023 executed as of the Closing Date (collectively each election described in this Section 6.3(d)(i), a “Section 338(h)(10) Election”); provided that any such elections requiring the information subject to Sellers’ review as described in subparagraphs (ii) or (iii) below shall also be subject to the applicable provisions therein providing for Sellers’ review of such elections. Sellers will timely pay any Taxes resulting from the making of the Section 338(h)(10) Elections (a “Section 338 Tax”). Subject to the provisions of this Section 6.3(d), Sellers shall, and shall each cause its Affiliates to, provide to Buyer such cooperation and information, as and to the extent reasonably requested, in connection with the filing of any Section 338(h)(10) Election.

          (ii)    In addition to the Section 338(h)(10) Elections, as reasonably requested from time to time by Buyer (whether before, at or after the Closing) and subject to the provisions of this Section 6.3(d), each Seller shall assist Buyer in, and shall provide the necessary information to Buyer, in connection with the preparation of any form or document required to effect a valid and timely Section 338(h)(10) Election, including IRS Form 8883, any similar form under state, local or other Law and any schedules or attachments thereto (collectively, “Section 338 Forms”). Within one hundred eighty (180) days after the Closing, but at least thirty (30) days prior to the due date for its filing with the applicable Governmental Entity, Buyer shall prepare and deliver to each Seller the Section 338 Forms, prepared in accordance with Code Sections 338 and 1060, the applicable Treasury regulations thereunder, and any comparable provisions of state, local or foreign law (collectively referred to herein as the “Applicable 338 Law”). Upon delivery of any Section 338 Form by Buyer to any Seller, such Seller shall have up to thirty (30) days to review and comment upon such Form, and upon its approval by Seller (which approval shall not be unreasonably conditioned, withheld or delayed), shall cause such Section 338 Form to be duly executed and shall deliver such executed Section 338 Form to Buyer. If Buyer determines that any change is to be made in a Section 338 Form previously executed by a Seller and delivered to Buyer pursuant to this Section 6.3(d)(ii), then Buyer may prepare a new Section 338 Form that is consistent with Applicable 338 Law and deliver such new Section 338 Form to the appropriate Seller for its review and comment not later than thirty (30) days prior to the due date of filing such Form with the applicable Governmental Entity. Such Seller shall have up to thirty (30) days to review and comment upon such Form, and upon such Seller’s approval (which approval shall not be unreasonably conditioned, withheld or delayed), Seller shall cause such Section 338 Form to be duly executed and shall deliver such executed Section 338 Form to Buyer. Within 30 days after the Seller’s approval of all Section 338 Forms, each Seller will deliver to Buyer the information set forth in the approved Section 338 Forms, and any similar form provided for under state, local or foreign Law. The Buyer and Sellers will not take any inconsistent position on their respective Tax Returns from those reported on the Section 338(h)(10) Elections and the approved Section 338 Forms.

          (iii)   The portion of the Purchase Price allocated to the stock of each Election Corporation shall be allocated further in the manner described in this Section 6.3(d). “Election Corporation” means any Target Company to the extent that Target Company is subject to a Section 338(h)(10) Election. With respect to each Section 338(h)(10) Election, as soon as practicable after the Closing Date, but not later than one hundred eighty (180) days thereafter, Buyer shall determine (A) the aggregate deemed sales price at which an Election Corporation is deemed to have sold its assets for Tax purposes as a result of a Section 338(h)(10) Election (“ADSP”) and (B) the allocation of ADSP among the assets of the Election Corporation, as applicable (collectively, the “Election Allocations”). The Election Allocations shall be determined in accordance with Applicable 338 Law. Not later than one hundred eighty (180) days after the Closing Date, but at least 30 days prior to the latest date for the filing of each Section 338 Form, Buyer shall prepare and submit to the appropriate Seller for its review and approval (which approval shall not be unreasonably conditioned, withheld or delayed), a properly completed Section 338 Form setting forth, to the extent required therein, the Election Allocations. Such Seller shall have the right to review and comment upon the Election Allocations and shall provide to the Buyer any comments with the Election Allocations not later than thirty (30) days after submission of the applicable Section 338 Form to the Seller by Buyer, and if the Seller approves the Section 338 Form containing such Election Allocation, such Seller shall cause such Section 338 Form to be duly executed and shall deliver the executed Section 338 Form to Buyer. Any subsequent changes by Buyer to the Election Allocations in any approved Section 338 Form shall be subject to the same review and approval conditions by the appropriate Seller. Except as may be otherwise required by Law or this Agreement, Buyer, Target Companies and Seller Companies will (1) timely file or cause to be filed all Tax Returns in a manner consistent with the Election Allocations approved by the Sellers and Buyer, and (2) not take any action inconsistent therewith.

          (iv)   To the extent that any Seller does not approve a Section 338 Form or an Election Allocation, the Buyer and non-approving Seller shall negotiate in good faith to reach agreement on the items or amounts disputed by such Seller during the fifteen (15) days following delivery of the Seller’s non-approval. If, after such 15-day period, the Buyer and non-approving Seller are unable to reach such agreement, then they shall promptly cause the Accounting Firm, or such other independent accounting firm that is acceptable to the Buyer and non-approving Seller(s), to review such dispute in accordance with Applicable 338 Law and to make all necessary determinations to resolve the dispute. The parties shall prepare and file all Tax Returns consistent with such determination of the accounting firm appointed pursuant to this Section 6.3(d)(iv), and its determination shall be binding upon the parties for all purposes of this Agreement. The cost of the services of such accounting firm shall be borne by the party whose position differed the most from the final determination of such accounting firm as determined by such accounting firm.

          (v)     To the extent that a Target Company is not an Election Corporation and such Target Company would otherwise suffer an attribute reduction pursuant to Section 1.1502-36 of the Treasury Regulations, Sellers agree to consider adopting such adjustments as requested by Buyer to the amount of that attribute reduction by making an election pursuant to Section 1.1502-36(d)(6)(i)(A) of the Treasury Regulations. Sellers agree to furnish to Buyer a copy of any elections described in this paragraph at least ten (10) days prior to filing such election with the Internal Revenue Service.

                    (e)     Carryovers, Refunds, and Related Matters.

          (i)     Any refund of Taxes (including any interest thereon) that relates to any of the Target Companies and that is attributable to a Post-Closing Period shall be the property of the Target Companies, as applicable, and shall be retained by the Target Companies (or, if any such refund (or interest thereon) is received by a Seller or any of its Affiliates, promptly paid by such Seller to the applicable Target Company or Buyer). Without limiting the generality of the preceding sentence, any such refund or other benefit realized by a Target Company in a Post-Closing Period that results from the carryforward of any Tax attribute from a Pre-Closing Period shall be the property of such Target Company and shall be retained by such Target Company only if a Section 338(h)(10) Election is not made.

          (ii)    If (A) after the Closing Date, any of the Target Companies receives a refund of any Tax that is attributable to a Pre-Closing Period (for the avoidance of doubt, a refund that results from the carryforward of a Tax attribute from a Pre-Closing Period as provided in Section 6.3(e)(i) shall be considered attributable to a Pre-Closing Period), (B) the Tax was paid by (1) a Seller Party on or after the Closing Date or (2) a Seller Party or any Target Company prior to the Closing Date, and (C) Section 6.3(e)(iv) does not apply, then the Target Company promptly shall pay or cause to be paid within ten (10) Business Days following receipt of any such refund, notice of credit against Tax, or other final Tax benefit to Sellers the amount of such refund together with any interest thereon, but net of any Taxes imposed on any Tax Indemnitee with respect thereto. “Seller Party” means Sellers and any Affiliates of Sellers, other than any of the Target Companies.

          (iii)   In applying Section 6.3(e)(i) and Section 6.3(e)(ii), any refund of Taxes (including any interest thereon) for a taxable period that includes but does not end on the Closing Date shall be allocated between the Pre-Closing Period and the Post-Closing Period in accordance with Section 6.3(c).

(iv) [RESERVED]

          (v)     In the event that any of the Target Companies (or successor thereto) realizes any item of loss or credit for Tax purposes for any Post-Closing Period, such Target Company may, in its sole discretion, carry forward such loss or credit.

          (vi)   At the request of any of the Seller Companies, Buyer will cause any of the Target Companies to make and join with the Seller Companies in the making of any election relating to Tax Returns of the Seller Companies to be filed after the Closing Date if the making of such election does not have an adverse impact on Buyer or any Target Company for any Post-Closing Period.

                    (f)     Payment of Transfer Taxes and Fees. Sellers shall timely pay all Transfer Taxes arising out of or in connection with the Transactions, and shall indemnify, defend, and hold harmless Buyer, Buyer’s Affiliates including, following the Closing, the Target Companies, with respect to such Transfer Taxes. Sellers shall timely file all necessary documentation and Tax Returns with respect to such Transfer Taxes.

                    (g)     Termination of Tax Sharing Agreements. Any and all Tax allocation or sharing agreements or other agreements or arrangements binding any of the Target Companies shall be terminated with respect to such Target Companies as of the day before the Closing Date and, from and after the Closing Date, none of the Target Companies shall be obligated to make any payment to any Seller Party or Affiliate of any Seller Party, Taxing Authority or other Person pursuant to any such agreement or arrangement for any past or future period.

                    (h)     Additional Documents. Sellers shall provide the following documentation to Buyer within sixty (60) Business Days after the receipt of a written request from Buyer with respect to one or more of the Target Companies as of the Closing Date for those applicable states or local jurisdictions that do not recognize an election under Section 338(h)(10) of the Code or analogous elections under applicable Law: (i) the basis of the Target Company in its assets; (ii) the current and accumulated earnings and profits of the Target Company; (iii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocable to the Target Company; (v) the amount of any deferred gain or loss allocable to the Target Company arising out of any intercompany transaction as described in the Treasury regulations under Section 1502 of the Code; and (vi) tax elections affecting the Target Company.

          6.4.     Employee Matters.

                     (a)     Affected Employees. Except as specifically provided in the Transition Services Agreement, as of the Closing Date, (i) the Target Companies shall cease to be participating employers under the Seller Benefit Plans and (ii) the Affected Employees shall cease to be active participants under the Seller Benefit Plans. For purposes of this Agreement, “Affected Employee” means each individual who is employed by any of the Target Companies on the Closing Date, including any such individuals on approved leave of absence (including maternity and paternity leave, vacation, sick leave, short-term or long-term disability, military leave, jury duty and death leave); provided, however, that an individual on a long-term disability leave of absence from any of the Target Companies on the Closing Date shall become an Affected Employee upon his or her return to active employment if his or her return to active employment occurs within 90 days following the Closing Date. Except as specifically provided in this Section 6.4 and the Transition Services Agreement, Sellers shall remain solely responsible for any and all Liabilities arising under, in connection with or in respect of the Seller Benefit Plans, and all rights and entitlements under such plans and neither Buyer nor any of its Affiliates (including, after the Closing Date, the Target Companies) shall have any responsibility or obligation in respect of any such plan. Except as provided in the Transition Services Agreement and for the indemnification obligation of Sellers provided for in this Agreement, effective as of the Closing Date, Buyer and its Affiliates (including, as of the Closing Date, the Target Companies) shall be solely responsible for any and all Liabilities arising under, in connection with or in respect of the Target Company Benefit Plans with respect to periods after the Closing Date and none of Sellers or any of their respective Affiliates (other than the Target Companies) shall have any responsibility or obligation in respect of any such plan.

                    (b)     Severance. Sellers shall be liable for any severance, separation, deferred compensation or similar benefits that are payable to any Affected Employee as a result of the Transactions. Sellers shall indemnify Buyer for any claim by Affected Employees that they are entitled to any such benefits as a result of the Transactions.

                    (c)     Tax-Qualified Savings/401(k) Plan.

          (i)     Buyer maintains a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) for its eligible employees. The Buyer 401(k) Plan will be made available to Affected Employees participating in one or more defined contribution plans of Sellers or their respective Affiliates (as applicable, a “Seller 401(k) Plan”) and such Affected Employees shall commence participation in Buyer’s 401(k) Plan as of the Closing Date.

          (ii)     Effective as of the Closing Date, each Affected Employee who is eligible to participate in a Seller 401(k) Plan shall cease to be an active participant in such Seller 401(k) Plan, and shall be fully vested, to the extent not already vested, in his or her account, if any, under such Seller 401(k) Plan. As of the Closing Date or as soon as administratively practicable thereafter, Sellers shall contribute to each applicable Seller 401(k) Plan for the benefit of the Affected Employees (A) all contributions due with respect to the last plan year ending prior to the Closing Date and (B) all employer and employee contributions with respect to the plan year including the Closing Date and relating to compensation earned by the Affected Employees as of the Closing Date. The Buyer 401(k) Plan shall not accept a plan-to-plan transfer of assets and liabilities from the Seller 401(k) Plan (except in the form of eligible rollover distributions) and as a result, the Affected Employees will experience a distributable event under the Seller 401(k) Plan due to their “severance from employment” under the Seller 401(k) Plan arising from the Transactions contemplated by this Agreement. The Buyer 401(k) Plan shall accept eligible rollover distributions from Affected Employees who request a direct transfer of their account balances under Seller 401(k) Plan to Buyer 401(k) Plan and, if requested by an Affected Employee, shall accept a rollover of the unpaid balance of such Affected Participant’s participant loan(s) under Seller 401(k) Plan.

                    (d)     Certain Welfare Benefits Matters. Sellers shall retain responsibility for and continue to pay all medical, life insurance, disability and other welfare plan expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents on or prior to the Closing Date whether or not such claims are submitted under the relevant welfare plan prior to the Closing Date. Expenses and benefits with respect to claims incurred by Affected Employees or their covered dependents after the Closing Date shall be the responsibility of Buyer. For purposes of this paragraph, a claim is deemed incurred when the services that are the subject of the claim are performed; in the case of life insurance, when the death occurs; in the case of long-term disability benefits, when the disability occurs; and, in the case of a hospital stay, when the employee first enters the hospital.

                     (e)     Workers’ Compensation. Sellers shall be responsible for all claims for workers’ compensation benefits which are incurred or relate to events on or prior to the Closing Date by Affected Employees that are payable under the terms and conditions of Sellers’ and their respective Affiliates’ (including the Target Companies) workers’ compensation programs. Buyer’s workers compensation programs shall be responsible for all claims for benefits which are incurred from and after the Closing Date by Affected Employees that are payable under the terms and conditions of Buyer’s workers’ compensation programs. For purposes of this Section 6.4(e), a claim for workers’ compensation benefits shall be deemed to be incurred when the event giving rise to the claim occurs (each, a “Workers’ Compensation Event”). If a Workers’ Compensation Event occurs over a period both preceding and following the Closing Date, the claim shall be the joint responsibility and liability of Sellers and Buyer and shall be equitably apportioned between Sellers, on the one hand, and Buyer, on the other hand, based upon the relevant periods of time that such Workers’ Compensation Event transpired preceding and following the Closing Date.

                    (f)     COBRA Coverage. Sellers shall retain all Liabilities and obligations of Sellers and their respective Affiliates to Affected Employees and former employees of the Target Companies who are “M&A qualified beneficiaries” as described in Treasury Regulation Section 54.49808-9, Q&A-4, and their eligible dependents, in respect of health insurance under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), HIPAA and applicable state Law.

          6.5.     Intellectual Property Matters. Following the Closing, Sellers shall, or shall cause one of their respective Affiliates (other than the Target Companies) to, at Sellers’ or their Affiliates’ sole cost and expense, and within 10 Business Days upon request from Buyer or any of the Target Companies, effect the necessary change of ownership and recordals with all patent, trademark, and copyright offices and domain name registrars and other similar authorities where Target Company Intellectual Property is still recorded in the name of Sellers or of legal predecessors of Sellers or any Person other than the Target Companies to transfer the record of ownership from such name to that of one of the Target Companies.

          6.6.     Name Change. As soon as reasonably practicable, but in any event not later than fifteen (15) days after the Closing Date, Buyer shall cause QTT to amend its Charter Documents and take all other actions necessary to change its name to one that does not include “Quixote” or any variations or derivatives thereof.

          6.7.     Cooperation and Access. At any time after the Closing Date, each of the Parties will take such further action as any other Party reasonably may request, at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification with respect to such matter under Article VIII or other provision of this Agreement) as may be necessary or advisable to more fully effect the Transactions. In addition, at their expense, Sellers shall have access, at reasonable times and after reasonable notice, to the books and records and the employees of the Target Companies for all reasonable business purposes, and Buyer shall cause the Target Companies to cooperate with Sellers with respect to Sellers’ needs for such access.

          6.8.     Further Assurances. Subject to the terms and conditions of this Agreement, each of Buyer and Sellers shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof and consummate the Transactions.

          6.9.     Accounts Receivable. To the extent that the Target Companies receive a payment for an account receivable after the Closing Date which can specifically be identified to a particular invoice for a Closing Accounts Receivable, such payment shall be allocated to that particular invoice. If a payment cannot be allocated to a particular invoice, it shall be applied to the oldest invoice of that account debtor. Buyer shall use and shall cause each Target Company to use, commercially reasonable efforts, consistent with past practices, to collect the Closing Accounts Receivables. However, Buyer and the Target Companies shall not be required in connection with those collection efforts to disrupt shipments or services to customers (other than in connection with credit holds which shall continue to be imposed in the ordinary course of business, consistent with past practices), to engage a collection agency or to commence legal action. Sellers shall fully cooperate with Buyer and the Target Companies in connection with such collection efforts. Buyer will provide Sellers with an aging schedule with respect to the Closing Accounts Receivables within 10 days of the last day of each month following the Closing Date.

          6.10.     Performance Bonds Release. With respect to those performance bonds in the name of Sellers listed on Schedule 6.10, Buyer will indemnify and hold harmless Sellers in full for any costs, expenses and other liabilities with respect to such bonds and attributable to events or occurrences taking place from and after the Closing Date. Buyer will use its best efforts to replace each such bond on or before ninety (90) days following the Closing Date with a performance or other specified bond in the name of Buyer or its Affiliates and obtain the cancellation of the bonds listed in Schedule 6.10. Notwithstanding anything in this Section 6.10 to the contrary, following the expiration of such ninety (90) day period, Sellers may obtain the cancellation of or release from any bond listed on Schedule 6.10 if it is legally possible to do so without regard to the effect on Buyer or the Target Companies.

          6.11.     FreezeFree. Buyer acknowledges that Sellers own, and will continue to own after the Closing, all of the assets, agreements and rights (including Intellectual Property Rights) with respect to the FreezeFree product line (“FreezeFree Assets”), and none of the Target Companies has any interest in the FreezeFree Assets. To the extent that any of the Target Companies has any FreezeFree Assets in their possession, at the request of Sellers, Buyer will cause those FreezeFree Assets to be delivered (or in the case of duplicative electronic files, destroyed) promptly to Sellers following the Closing Date. With respect to those contracts identified on Item 10 of Schedule 3.17(a)(vii) and Item 5 of Schedule 3.17(a)(v) of the Sellers’ Disclosure Schedules (“FreezeFree Agreements”), Buyer will cause the Target Companies to assign the FreezeFree Agreements to the Sellers at the Closing. Sellers acknowledge that the products and technology licensed pursuant to the Sensit License do not constitute FreezeFree assets.

ARTICLE VII

CLOSING DELIVERIES

          7.1.     Sellers’ Deliveries. Sellers have delivered to Buyer on the Closing Date the following:

                    (a)     (i) certificates for the Shares duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto and (ii) all other documents and instruments necessary to vest in Buyer all of each Seller’s right, title and interest in and to the Shares, free and clear of all Liens;

                    (b)     evidence of (i) the release of all Liens with respect to the property and assets of the Target Companies and the Shares, (ii) the repayment of all outstanding Indebtedness of the Target Companies, (iii) the satisfaction of the Inter-Company Debt and all intercompany accounts between Sellers and their respective Affiliates (other than any of the Target Companies), on the one hand, and any of the Target Companies, on the other hand, (iv) the release of all guarantees by the Target Companies of any Indebtedness or other obligation of any third party, including Sellers or any of their respective Affiliates; and (v) the receipt of all Consents.

                    (c)      a certificate of the Secretary of each Seller dated as of the Closing Date and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of such Seller authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (ii) to the incumbency and specimen signature of each officer of such Seller executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of such Seller as to the incumbency and signature of the Secretary of such Seller;

                    (d)     a duly completed and executed certification of non-foreign status pursuant to Section 1.1445-2(b)(2) of the Treasury regulations;

                    (e)     a list of actions that must be taken by any of the Target Companies within 60 calendar days immediately following the Closing Date for the purposes of obtaining, maintaining, perfecting, preserving or renewing any Target Company Registered Items;

                    (f)     duly executed resignations, effective as of the Closing Date, of all members of the boards of directors and all officers of the Target Companies other than the Key Officers, in form and substance satisfactory to Buyer;

                    (g)     all books and records of the Target Companies, including originals of all Contracts (including Material Contracts), Target Company Intellectual Property, Target Company Registered Items, Tax Returns and all other information or documentation related to the Target Companies and the operation of their business as currently conducted or as intended to be conducted; provided that to the extent such books and records are not in the possession of the Target Companies as of the Closing Date, such books and records shall be delivered to Buyer not later than 10 Business Days after the Closing Date;

                    (h)     a transition services agreement, in form and substance reasonably satisfactory to both Buyer and Quixote Corp. (the “Transition Services Agreement”), duly executed by Quixote Corp.;

                    (i)     the Trade Names License Agreement, duly executed by Quixote Corp.;

                    (j)     a supply agreement, in form and substance reasonably satisfactory to both Buyer and Quixote Corp. (the “Supply Agreement”) duly executed by Quixote Corp.

                    (k)     a license agreement with respect to the Sensit products, in form and substance reasonably satisfactory to both Buyer and Sellers (the “Sensit License Agreement”) duly executed by one or more of the Sellers;

                    (l)     the legal opinion of Holland & Knight, LLP, legal counsel to Sellers, dated the Closing Date, in form and substance reasonably satisfactory to Buyer;

                    (m)     evidence reasonably satisfactory to Buyer that Mark Holland has released the Target Companies from any liability for severance or other compensation and has executed the noncompetition covenant described in Section 5.2(g);

                    (n)     the Escrow Agreement duly executed by Sellers; and

                    (o)     all other documents, instruments or certificates as may be reasonably required to carry out the provisions of this Agreement and consummate the Transactions.

          7.2.     Buyer’s Deliveries. Buyer has delivered to Sellers on the Closing Date the following:

                    (a)     the Closing Payment in immediately available funds by wire transfer to the account previously designated in writing by Sellers to Buyer;

                    (b)     a certificate of the Secretary of Buyer dated as of the Closing Date and certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the Board of Directors of Buyer authorizing the execution, delivery and performance of this Agreement, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the Transactions and (ii) to the incumbency and specimen signature of each officer of Buyer executing this Agreement and the other agreements and documents delivered pursuant to this Agreement, and a certification by another officer of Buyer as to the incumbency and signature of the Secretary of Buyer;

                    (c)     the Transition Services Agreement, duly executed by Buyer;

                    (d)     the Trade Name License Agreement, duly executed by one or more of the Target Companies;

                    (e)     the Escrow Agreement duly executed by Buyer;

                    (f)     the Supply Agreement duly executed by Buyer

                    (g)     the Sensit License Agreement duly executed by Buyer; and

                    (h)     all other documents, instruments or certificates as may be reasonably required to carry out the provisions of this Agreement and consummate the Transactions.

          7.3.     Delivery to Escrow Agent. Buyer shall deliver the Escrow Deposit to the Escrow Agent by wire transfer on the Closing Date.

ARTICLE VIII

INDEMNIFICATION

          8.1.     Survival.

                    (a)     Except as set forth in Section 8.1(b), all representations and warranties contained in this Agreement, or in any Schedule, certificate or other document delivered pursuant to this Agreement, shall survive the Closing Date for a period of 24 months.

                    (b)     (i) The representations and warranties of Sellers contained in Sections 3.1 (Organization and Good Standing), 3.2 (Capitalization), 3.3 (Authority and Enforceability), 3.4 (No Conflicts; Authorizations), 3.12 (Title to Personal Properties), 3.15 (Intellectual Property ) 3.18 (Litigation),, 3.26 (Brokers or Finders), (ii) the representations and warranties of Buyer contained in Sections 4.1 (Organization and Good Standing), 4.2 (Authority and Enforceability) and 4.5 (Brokers or Finders), and (iii) any claims based upon, arising out of or otherwise with respect to fraud or intentional misrepresentation, shall survive the Closing indefinitely. The representations and warranties of Sellers contained in Sections 3.9 (Taxes), 3.6 (No Undisclosed Liabilities), 3.19 (Employee Benefits) and 3.21 Environmental shall survive the Closing until 60 days after the expiration of the applicable statute of limitations period (after giving effect to any waivers and extensions thereof).

                    (c)     The covenants and agreements which by their terms do not contemplate performance after the Closing Date shall survive the Closing Date for a period of two years. The covenants and agreements which by their terms contemplate performance after the Closing Date shall survive the Closing Date in accordance with their terms until sixty (60) days following the expiration of any applicable statute of limitations (after giving effect to any waivers and extensions thereof).

                    (d)     The period for which a representation or warranty, covenant or agreement survives the Closing Date is referred to herein as the “Applicable Survival Period”. In the event a Notice of Claim for indemnification under Section 8.2 or 8.3 is given within the Applicable Survival Period, the representation or warranty, covenant or agreement that is the subject of such indemnification claim (whether or not formal legal Action shall have been commenced based upon such claim) shall survive with respect to such claim until such claim is finally resolved. The Indemnitor shall indemnify the Indemnitee for all Losses (subject to the limitations set forth herein, if applicable) that the Indemnitee may incur in respect of such claim, regardless of when incurred.

          8.2.     Indemnification by Sellers. Sellers shall jointly and severally indemnify and defend Buyer and its Affiliates (including, following the Closing Date, the Target Companies) and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Buyer Indemnitees”) against, and shall hold each and all of them harmless from, any and all losses, damages, claims (including third party claims), charges, interest, penalties, Taxes, diminution in value, costs and expenses (including legal, consultant, accounting and other professional fees, costs of sampling, testing, investigation, removal, treatment and remediation of contamination and fees and costs incurred in enforcing rights under this Article VIII) (collectively, “Losses”) resulting from, arising out of, or incurred by any Buyer Indemnitee in connection with, or otherwise with respect to:

                    (a)     the failure or inaccuracy of any representation and warranty or other statement by any Seller contained in this Agreement, the Sellers Disclosure Schedule, or any certificate or other document furnished or to be furnished or made available to Buyer in connection with the Transactions, to be true and correct in all respects on the Closing Date;

                    (b)     any breach of any covenant or agreement of any Seller contained in this Agreement, the Sellers Disclosure Schedule, or any certificate or other agreement or document furnished or to be furnished to Buyer in connection with the Transactions;

                    (c)     any fees, expenses or other payments incurred or owed by any Seller or any of the Target Companies to any agent, broker, investment banker or other firm or person retained or employed by it in connection with the Transactions;

                    (d)     the satisfaction of the Inter-Company Debt;

                    (e)     any Actions against any of the Target Companies, including those disclosed in the Sellers Disclosure Schedule; and

                    (f)     any Liabilities of the Target Companies arising or existing on or prior to the Closing Date, or to the extent caused by any breach, default, or action occurring prior to the Closing Date, any Liabilities of any of the Target Companies arising after the Closing Date other than (i) Current Liabilities to the extent, but only to the extent, included in the Working Capital reflected in the Final Working Capital Adjustment, and (ii) obligations to be performed by the Target Companies after the Closing Date pursuant to Contracts disclosed in Sellers Disclosure Schedule (exclusive of obligations arising from any breach or default by any of the Target Companies under such Contracts which occurred on or prior to the Closing Date);

provided that this Section 8.2 shall not apply with respect to any Loss relating to Taxes or the Closing Accounts Receivable to the extent that indemnification payments for such Losses have been made pursuant to Section 8.9 or Section 8.11, as applicable.

          8.3.     Indemnification by Buyer. Buyer shall indemnify and defend Sellers and their respective Affiliates and their respective stockholders, members, managers, officers, directors, employees, agents, successors and assigns (the “Seller Indemnitees”) against, and shall hold them harmless from, any and all Losses resulting from, arising out of, or incurred by any Seller Indemnitee in connection with, or otherwise with respect to:

                    (a)     the failure or inaccuracy of any representation and warranty or other statement by Buyer contained in this Agreement, the Buyer Disclosure Schedule, or any certificate or other document furnished or to be furnished to Sellers in connection with the Transactions, to be true and correct in all respects as of the Closing Date; and

                    (b)     any breach of any covenant or agreement of Buyer contained in this Agreement or any other agreement or document furnished or to be furnished to Sellers in connection with the Transactions.

          8.4.     Limitations on Indemnification. The obligations of indemnification under Sections 8.2 and 8.3 shall be subject to the following limitations:

                    (a)     Subject to Sections 8.4(b), (c) and (d), no Losses may be paid pursuant to Sections 8.2 or 8.3 unless and until the aggregate of all claims for Losses indemnifiable under the Section (i.e., either Section 8.2 or Section 8.3) pursuant to which such claims are made exceed $200,000 (the “Loss Threshold”) after which the Buyer Indemnitees in the case of Section 8.2, or the Seller Indemnitees in the case of Section 8.3, shall be entitled to recover all indemnifiable Losses (including those incurred prior to meeting the Loss Threshold), back to the first dollar of Losses.

                    (b)     The maximum aggregate liability of Sellers, on the one hand, and Buyer, on the other, for indemnification under Sections 8.2 or 8.3, respectively, shall not exceed $6,000,000.

                    (c)     Notwithstanding Section 8.4(a), but subject to Section 8.4(d) and the last sentence of this Section 8.4(c), no Indemnitor shall have any liability under Section 8.2 or Section 8.3, as applicable, and no claim by the Buyer Indemnitees or the Seller Indemnitees, as applicable, shall be so asserted for any such breach, inaccuracy or default where the Loss relating to such claim (or series of claims arising from the same or substantially similar facts or circumstances) is less than $10,000. Notwithstanding the above, claims based on breaches or default of or under covenants or agreements which contemplate performance after the Closing Date shall not be subject to the $10,000 threshold specified in this Section 8.4(c).

                    (d)     Notwithstanding the limitations set forth in Sections 8.4(a), (b), and (c), a Buyer Indemnitee shall be entitled to recover all Losses resulting from, arising out of, or incurred by such Buyer Indemnitee in connection with or otherwise with respect, to any of the items set forth on Schedule 8.4(d)(i) and (ii) no Buyer Indemnitee shall be entitled to recover any Losses resulting from, arising out of, or incurred by such Buyer Indemnitee in connection with or otherwise with respect to, any of the items set forth on Schedule 8.4(d)(ii).

          8.5.     Indemnification Procedures for Third Party Claims.

                    (a)     In the event that an Indemnitee receives notice of the assertion of any claim or the commencement of any Action by a third party in respect of which indemnity may be sought under the provisions of this Article VIII (a “Third Party Claim”), the Indemnitee shall promptly notify the Indemnitor in writing (a “Notice of Claim”) of such Third Party Claim. Failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability it may have to the Indemnitee, except and only to the extent that such failure or delay causes actual harm to the Indemnitor with respect to such Third Party Claim The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such Third Party Claim.

                    (b)     Subject to the further provisions of this Section 8.5, the Indemnitor will have 45 days (or less if the nature of the Third Party Claim requires) from the date on which the Indemnitor received the Notice of Claim to notify the Indemnitee that the Indemnitor will assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice (reasonably satisfactory to the Indemnitee) and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance with the preceding sentence, the Indemnitor shall be conclusively deemed to have acknowledged that the Third Party Claim is within the scope of its indemnity obligation hereunder and shall hold the Indemnitee harmless from and against the full amount of any Losses resulting therefrom (subject to the terms and conditions of this Agreement). Any Indemnitee shall have the right to employ separate counsel in any such Third Party Defense and to participate therein, but the fees and expenses of such counsel shall not be at the expense of the Indemnitor unless (i) the Indemnitor shall have failed, within the time period specified, after having been notified by the Indemnitee of the existence of the Third Party Claim as provided in the first sentence of this paragraph (b), to assume the defense of such Third Party Claim, or (ii) the employment of such counsel has been specifically authorized in writing by the Indemnitor, which authorization shall not be unreasonably withheld.

                    (c)     If the Indemnitor assumes a Third Party Defense, it will take all steps necessary in the defense, prosecution, or settlement of such claim or litigation and will hold all Indemnitees harmless from and against all Losses caused by or arising out of such Third Party Claim. The Indemnitor will not consent to the entry of any judgment or enter into any settlement except with the written consent of the Indemnitee; provided that the consent of the Indemnitee shall not be required if all of the following conditions are met: (i) the terms of the judgment or proposed settlement include as an unconditional term thereof the giving to the Indemnitees by the third party of a release of the Indemnitees from all liability in respect of such Third Party Claim, (ii) there is no finding or admission of (A) any violation of Law by the Indemnitees (or any Affiliate thereof) or (B) any violation of the rights of any Person, (iii) there is no effect on any other Action or claims of a similar nature that may be made against the Indemnitees (or any Affiliate thereof), and (iv) the sole form of relief is monetary damages which are paid in full by the Indemnitor. The Indemnitor shall conduct the defense of the Third Party Claim actively and diligently, and the Indemnitee will provide reasonable cooperation in the defense of the Third Party Claim. So long as the Indemnitor is reasonably conducting the Third Party Defense in good faith, the Indemnitee will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor (not to be unreasonably conditioned, withheld or delayed). Notwithstanding the foregoing, the Indemnitee shall have the right to pay or settle any such Third Party Claim, provided that in such event it shall waive any right to indemnity therefor by the Indemnitor for such claim unless the Indemnitor shall have consented to such payment or settlement (such consent not to be unreasonably conditioned, withheld or delayed). If the Indemnitor is not reasonably conducting the Third Party Defense in good faith, the Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor and the Indemnitor shall reimburse the Indemnitee promptly for all Losses incurred in connection with such judgment or settlement.

                    (d)     In the event that (i) an Indemnitee gives a Notice of Claim to the Indemnitor and the Indemnitor fails or elects not to assume a Third Party Defense which the Indemnitor had the right to assume under this Section 8.5 or (ii) the Indemnitor is not entitled to assume the Third Party Defense pursuant to this Section 8.5, the Indemnitee shall have the right, with counsel of its choice, to defend, conduct and control the Third Party Defense, at the sole cost and expense of the Indemnitor. In each case, the Indemnitee shall conduct the Third Party Defense actively and diligently, and the Indemnitor will provide reasonable cooperation in the Third Party Defense. The Indemnitee shall have the right to consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim on such terms as it may deem appropriate; provided, however, that the amount of any settlement made or entry of any judgment consented to by the Indemnitee without the consent of the Indemnitor shall not be determinative of the validity of the claim, except with the consent of the Indemnitor (not to be unreasonably conditioned, withheld or delayed). Notwithstanding Sections 9.1 or 10.6 hereof, in connection with any Third Party Claim, the Indemnitor hereby consents to the nonexclusive jurisdiction of any court in which an Action in respect of a Third-Party Claim is brought against any Indemnitee for purposes of any claim that the Indemnitee may have under this Article VIII with respect to such Action or the matters alleged therein and agrees that process may be served on the Indemnitor with respect to such a claim anywhere in the world. If the Indemnitor does not elect to assume a Third Party Defense which it has the right to assume hereunder, the Indemnitee shall have no obligation to do so.

                    (e)     Each Party to this Agreement shall use its commercially reasonable efforts to cooperate and to cause its employees to cooperate with and assist the Indemnitee or the Indemnitor, as the case may be, in connection with any Third Party Defense, including attending conferences, discovery proceedings, hearings, trials and appeals and furnishing records, information and testimony, as may reasonably be requested; provided that each Party shall use its best efforts, in respect of any Third Party Claim of which it has assumed the defense, to preserve the confidentiality of all confidential information and the attorney-client and work-product privileges.

          8.6.     Indemnification Procedures for Non-Third Party Claims. In the event of a claim that does not involve a Third Party Claim being asserted against it, the Indemnitee shall send a Notice of Claim to the Indemnitor. The Notice of Claim shall set forth the amount, if known, or, if not known, an estimate of the foreseeable maximum amount of claimed Losses (which estimate shall not be conclusive of the final amount of such Losses) and a description of the basis for such claim. The Indemnitor will have 30 days from receipt of such Notice of Claim to dispute the claim and will reasonably cooperate and assist the Indemnitee in determining the validity of the claim for indemnity. If the Indemnitor does not give notice to the Indemnitee that it disputes such claim within 30 days after its receipt of the Notice of Claim, the claim specified in such Notice of Claim will be conclusively deemed a Loss subject to indemnification hereunder, and the Indemnitor shall pay to the Indemnitee the Loss in immediately available funds within the following 10 Business Days.

          8.7.     Contingent Claims. Nothing herein shall be deemed to prevent an Indemnitee from making a claim hereunder for potential or contingent claims or demands; provided that the Notice of Claim sets forth the specific basis for any such contingent claim to the extent then feasible and the Indemnitee has reasonable grounds to believe that such a claim may be made.

          8.8.     Effect of Investigation; Waiver.

                    (a)     An Indemnitee’s right to indemnification or other remedies based upon the representations and warranties and covenants and agreements of the Indemnitor will not be affected by any investigation or knowledge of the Indemnitee or any waiver by the Indemnitee of any condition based on the accuracy of any representation or warranty, or compliance with any covenant or agreement. Such representations and warranties and covenants and agreements shall not be affected or deemed waived by reason of the fact that the Indemnitee knew or should have known that any representation or warranty might be inaccurate or that the Indemnitor failed to comply with any agreement or covenant. Any investigation by such party shall be for its own protection only and shall not affect or impair any right or remedy hereunder.

                    (b)     Each Seller acknowledges and agrees that, upon and following the Closing Date, none of the Target Companies shall have any liability or obligation to indemnify, save or hold harmless or otherwise pay, reimburse or make such Seller whole for or on account of any indemnification or other claims made by any Buyer Indemnitee hereunder. No Seller shall have, and each Seller does hereby expressly waive, any right of contribution against any of the Target Companies with respect to any such indemnification or other claim.

          8.9.     Tax Indemnification.

                    (a)     From and after the Closing Date, Sellers, jointly and severally, shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Tax Indemnitee against, and reimburse such Tax Indemnitee for, on a Grossed-Up Basis, any Losses resulting from, arising out of, relating to, in the nature of, or caused by:

          (i)     any Tax imposed on or relating to any of the Target Companies with respect to any Pre-Closing Period (for the avoidance of doubt, any such Tax allocated or attributable to the Pre-Closing Period pursuant to Section 6.3(c) shall be included in this Section 8.9(a)(i));

          (ii)    any Tax imposed upon or relating to any Relevant Group of which any of the Target Companies (or any predecessor) prior to Closing is or was a member pursuant to Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local, or foreign Law);

(iii) any Tax imposed upon or relating to any of the Target Companies as a transferee or successor, by Contract, or otherwise with respect to any Pre-Closing Period;

(iv) any Tax arising directly or indirectly from a breach of a representation or warranty set forth in Section 3.9; and

(v) any Section 338 Tax.

                    (b)     Except as otherwise provided in Section 8.9, payment in full of any amount due under Section 8.9(a) shall be made to the Tax Indemnitee in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.

                    (c)     From and after the Closing Date, the Tax Indemnitees, jointly and severally, shall be responsible for, shall pay or cause to be paid, and shall indemnify, defend and hold harmless each Seller Indemnitee against, and reimburse each Seller Indemnitee for, on a Grossed-Up Basis, any Losses resulting from, arising out of, relating to, in the nature of, or caused by any Tax with respect to any of the Target Companies the indemnification for which is not provided in Section 8.9(a). Except as otherwise provided in Section 8.9, payment in full of any amount under this Section 8.9(c) shall be made to Sellers in immediately available funds at least five Business Days before the date for payment of the Taxes to which such payment relates is due.

          8.10.   Procedures Relating to Indemnification of Tax Claims.

                    (a)     If any Taxing Authority or other Person asserts a Tax Claim, then the Party first receiving notice of such Tax Claim promptly shall provide written notice of such Tax Claim to the other Parties; provided that that the failure of any Party to give such prompt notice of any such Tax Claim shall not relieve a Party of any of its obligations under this Section 8.10. Such notice shall specify in reasonable detail the basis for such Tax Claim and shall include a copy of any relevant correspondence received from the Taxing Authority or other Person.

                    (b)     Each Seller shall have the right to defend or prosecute, at its sole cost, expense and risk, only those Tax Claims with respect to Taxes set forth in Section 8.9(a). In order to defend or prosecute any such Tax Claim, such Seller shall notify Buyer that it elects to defend or prosecute such Tax Claim (“Election Notice”) within 30 days after (i) the date on which such Seller receives notice of any such Tax Claim from Buyer (with respect to Tax Claims as to which Buyer first received notice from a Taxing Authority or any other Person), or (ii) the date on which such Seller delivered to Buyer notice of any such Tax Claim (with respect to Tax Claims as to which such Seller first received notice from a Taxing Authority or any other Person). With respect to any Tax Claim as to which such Seller has provided an Election Notice to Buyer, such Seller shall defend or prosecute such Tax Claim by all appropriate proceedings, which proceedings shall be defended or prosecuted diligently by such Seller to a Final Determination; provided that Seller shall not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, enter into any compromise or settlement of such Tax Claim that would result in any Tax detriment to any Tax Indemnitee. Such Seller shall inform Buyer of all developments and events relating to such Tax Claim (including providing to Buyer copies of all written materials relating to such Tax Claim, provided the publication of such documentation would not cause such Seller to waive all privileges in connection therewith), and Buyer or its authorized representatives shall be entitled, at the expense of Buyer, to attend, but not participate in or control, all conferences, meetings and proceedings relating to such Tax Claim.

                     (c)     If, with respect to any Tax Claim with respect to Taxes set forth in Section 8.9(a), any Seller fails to deliver an Election Notice to Buyer within the period provided in Section 8.10(b) or fails diligently to defend or prosecute such Tax Claim to a Final Determination, then Buyer shall at any time thereafter have the right (but not the obligation) to defend or prosecute such Tax Claim, at the sole cost, expense and risk of Sellers. Buyer shall have full control of such defense or prosecution and such proceedings, including any settlement or compromise thereof. Sellers shall cooperate in good faith with Buyer and its authorized Representatives in order to contest effectively such Tax Claim. A Seller may attend, but not participate in or control, any defense, prosecution, settlement, or compromise of any Tax Claim controlled by Buyer pursuant to this Section 8.10(c), and shall bear its own costs and expenses with respect thereto. In the case of any Tax Claim that is defended or prosecuted by Buyer pursuant to this Section 8.10(c), Buyer shall be entitled upon demand, but no later than five Business Days from the request, to prompt payment from such Seller for any and all costs and expenses (including attorneys’, accountants’, and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting such Tax Claim) incurred by Buyer in connection with the investigation, defense or prosecution of such Tax Claim, in each case on a Grossed-Up Basis.

                    (d)     If, with respect to any Tax Claim with respect to Taxes set forth in Section 8.9(c), any Seller Indemnitee suffers any Loss, then such Seller Indemnitee shall be entitled upon demand, but no later than five Business Days from the request, to prompt payment from the Tax Indemnitees for any and all costs and expenses (including attorneys’, accountants’, and experts’ fees and disbursements, settlement costs, court costs, and any other costs or expenses for investigating, defending or prosecuting the Tax Claim) incurred by such Seller Indemnitee in connection with the investigation, defense or prosecution of such Tax Claim, in each case on a Grossed-Up Basis.

          8.11.   Accounts Receivable Indemnification.

                    (a)     At the written request of Buyer given during the period commencing on the 120th day following the Closing Date (“Uncollected A/R Determination Date”) and ending on the 150th day following the Closing Date (the “Uncollected A/R Indemnity Period”), Sellers shall indemnify Buyer for an amount (“Closing Receivables Payment”) equal to (i) the unpaid balance of all Closing Accounts Receivable as of the Uncollected A/R Determination Date (exclusive of any such Closing Accounts Receivable which Buyer elects to retain) (all such unpaid Closing Accounts Receivable, exclusive of any retained Closing Accounts Receivable are referred to herein as “Uncollected Accounts Receivable”) less (ii) an amount equal to the Closing A/R Reserve as reserved in accordance with GAAP consistent with past practices. All indemnification obligations under this Section 8.11(a) are subject to the limitations of Section 8.4(a) and 8.4(d), but not Section 8.4(c).

                    (b)     Upon payment in full to Buyer of the Closing Receivables Payment (after giving effect to the above limitations), Buyer shall transfer, or cause the Target Companies to transfer, without recourse to Buyer or the Target Companies, the Uncollected Accounts Receivable to Sellers (together with all account information reasonably requested by Sellers to assist Sellers in the collection process), who shall thereafter be entitled to collect the Uncollected Accounts Receivable for their own account, subject to Section 8.11(c).

                    (c)     Notwithstanding Sections 8.11(a) or (b) to the contrary, if the Closing Receivables Payment together with all Losses subject to Section 8.4(a) claimed by the Buyer Indemnitees are less than the Loss Threshold as of the Uncollected A/R Determination Date, the Parties agree that until such time as the Loss Threshold is exceeded by Losses claimed by the Buyer (including for this purpose, the Closing Receivables Payment as adjusted below):

          (i)     Sellers will pay over to Buyers within 30 days of receipt, all amounts collected by Sellers with respect to Uncollected Accounts Receivables; provided that Sellers shall have no obligation to pursue collection of any Uncollected Accounts Receivable; and

          (ii)     the amount of the Closing Receivable Payment for which Buyer has a pending claim for indemnification, and consequently the amount of outstanding claims for the Losses of Buyer for purpose of determining whether the Loss Threshold has been met, shall be reduced by the amounts paid to Buyer by Sellers pursuant to this Section 8.11(c).

The provisions of this Section 8.11(c) shall be of no further force and effect from and after the time that claims for Losses subject to Section 8.4(a) claimed by the Buyer Indemnitees exceed the Loss Threshold.

                    (d)     The indemnity set forth in this Section 8.11 is the exclusive remedy for any breach of the representations set forth in Section 3.8 of this Agreement. Buyers may not make any claims for a Closing Receivable Payment after the expiration of the Uncollected A/R Indemnity Period.

          8.12.   Tax Treatment of Indemnification Payments. Except as otherwise required by applicable Law, the parties shall treat any indemnification payment made pursuant to this Article VIII as an adjustment to the Purchase Price.

          8.13.   Subrogation. Upon making an indemnity payment pursuant to this Agreement, the Indemnifying Party will, to the extent of such payment, be subrogated to all rights of the Indemnified Party against any third party in respect of the damages (but only up to the amount of the indemnity payment) to which the payment related. Without limiting the generality of any other provision hereof, each such Indemnified Party and Indemnifying Party will duly execute upon request all instruments reasonably necessary to evidence and perfect the above described subrogation rights.

          8.14.   Exclusive Remedies. The remedies provided for in this Agreement shall be the sole and exclusive remedies of the Parties and their respective officers, directors, employees, affiliates, agents, representatives, successors and assigns for any breach of or inaccuracy in any representation, warranty or covenant contained in this Agreement or any certificate delivered at Closing; provided, however, that nothing herein is intended to waive any claims or remedies for fraud or willful misconduct (including intentional misrepresentation) or waive any equitable remedies (such as injunction, specific performance or rescission) to which a Person may be entitled.

          8.15.   No Double Recovery; Use of Insurance. Notwithstanding anything herein to the contrary, no Person shall be entitled to indemnification or reimbursement under any provision of this Agreement for any amount to the extent such Person or its Affiliate has been indemnified or reimbursed for such amount under any other provision of this Agreement, the Exhibits or Disclosure Schedules attached hereto, or any document executed in connection with this Agreement or otherwise. Furthermore, in the event any losses, liabilities or damages related to a claim by Buyer or Sellers are covered by insurance, Buyer or Sellers, as applicable, agree to use commercially reasonable efforts to seek recovery under such insurance and neither Buyer nor Sellers shall be entitled to recover from the other (and shall refund amounts received, less expenses incurred, up to the amount of indemnification actually received) with respect to such damages to the extent the claiming Party recovers the insurance payment specified in the policy.

          8.16.   Mitigation. Each Party agrees to use reasonable efforts to mitigate any loss, liability or damage which forms the basis of a claim hereunder.

ARTICLE IX

ARBITRATION

          9.1.     Mandatory Arbitration. Except (i) as provided in Section 9.3, (ii) for the right to seek equitable relief, including an order of specific performance or rescission or an injunction to enforce any provision of this Agreement in those circumstances where equitable relief is warranted, and (iii) for disputes or disagreements submitted to the Accounting Firm pursuant to Section 2.3, all disputes, claims and controversies between or among the Parties relating to or arising out of this Agreement shall be settled totally and finally by mandatory arbitration in Denver, Colorado. Any Party may make a demand for arbitration.

          9.2.     Proceeding. The arbitration proceedings will be conducted before a single arbitrator using the facilities and the Commercial Rules of the American Arbitration Association. The parties to the arbitration will jointly select an arbitrator from the panel of arbitrators maintained by the American Arbitration Association. The arbitrator must be an attorney experienced in the practice of business law who has no prior business or professional relationship with any of the Parties to this Agreement and who agrees to follow and apply the express provisions of this Agreement. If the parties to the arbitration are unable to agree on an arbitrator from such panel within thirty (30) days after the arbitration demand is filed, then the arbitrator shall, upon request of any party to the arbitration, be appointed by the American Arbitration Association. The arbitrator shall have the right to authorize discovery, including the taking of depositions. The arbitrator’s award will be final and binding on all parties to the arbitration, and no party to the arbitration will have any right to contest or appeal the arbitrator’s award except on the grounds expressly provided by the Commercial Rules of the American Arbitration Association. The award may be reduced to judgment in any court of competent jurisdiction. The party to the arbitration who demands arbitration will initially pay the arbitration filing fee. Ultimate responsibility for the arbitrator’s fees and expenses will be determined as part of the arbitrator’s award. The procedures contemplated by and the enforceability of this Section 9.2 will be governed by the Commercial Rules of the American Arbitration Association.

          9.3.     Intellectual Property Rights and Non Competition and Non-Solicitation Covenants. Notwithstanding the provisions of Section 9.1, Buyer (or the Target Companies, as applicable) (i) will not be obligated to arbitrate any claim arising from Sellers’ or its Affiliates’ alleged infringement of Intellectual Property rights or any claim arising under Section 5.5 and (ii) are authorized to bring suit to enforce such provisions. Further, any Party is authorized to apply to and obtain from a court of competent jurisdiction located in Denver, Colorado in accordance with Section 10.6, a writ of attachment, a temporary injunction, preliminary injunction and/or other injunctive or emergency relief available to safeguard and protect a Party’s interests prior to the filing of or during or following any arbitration proceeding or pending the handing down of a decision or award in connection with any arbitration or other award.

ARTICLE X

MISCELLANEOUS

          10.1.     Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a recognized overnight delivery service (e.g., Federal Express) as established by the sender by evidence obtained from the delivery service, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as follows:

If to Buyer, to:

Vaisala, Inc.
Attn: Scott Sternberg and Alan Reid
194 South Taylor Ave
Louisville, CO 80027
Facsimile: 720-304-4521

With a required copy to:

Katriina Vainio
General Counsel
Vaisala, Oyj
Vanha Nurmijarventie 21
Vantaa 01670, Finland
Facsimile: +358 (9) 8949-2227

and to:

Gardere Wynne Sewell LLP
3000 Thanksgiving Tower
1601 Elm Street
Dallas, Texas 75201
Attn: Kenneth M. Niesman and Jane Fergason
Facsimile: (214) 999-3672

If to a Seller, to:

c/o Quixote Corporation
35 East Wacker Drive
Chicago, Illinois 60601
Attn: Daniel P. Gorey
Facsimile: (312) 467-1356

With a required copy to:

Holland & Knight, LLP
131 South Dearborn Street 30th Floor
Chicago, IL 60603
Attn: Anne Hamblin Schiave
Facsimile: (312) 578-6666

or to such other address or to the attention of such Person or Persons as the recipient Party has specified by prior written notice to the sending Party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

          10.2.     Amendments and Waivers.

                    (a)     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each Party to this Agreement, or in the case of a waiver, by the Party against whom the waiver is to be effective.

                    (b)     No failure or delay by any Party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                    (c)     To the maximum extent permitted by Law, (i) no waiver that may be given by a Party shall be applicable except in the specific instance for which it was given and (ii) no notice to or demand on one Party shall be deemed to be a waiver of any obligation of such Party or the right of the Party giving such notice or demand to take further action without notice or demand.

          10.3.     Expenses. Except to the extent otherwise provided herein (including provision for indemnification pursuant to Article VIII) or in the Transition Services Agreement or Supply Agreement, each Party shall bear its own costs and expenses in connection with this Agreement and the Transactions, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the Transactions are consummated. Sellers shall be responsible for and shall pay any and all such costs and expenses of the Target Companies attributable to periods prior to the Closing Date, including such incurred in connection with the negotiation of this Agreement and the Transactions and the conduct of due diligence.

          10.4.     Successors and Assigns. This Agreement may not be assigned by any Party hereto without the prior written consent of the other Parties.All of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and permitted assigns.

          10.5.     Governing Law. This Agreement and Schedules hereto shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

          10.6.     CONSENT TO JURISDICTION. WITHOUT LIMITING THE PROVISIONS OF ARTICLE IX REQUIRING MANDATORY ARBITRATION OF DISPUTES, EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING WITHIN THE CITY OF DENVER, COLORADO FOR THE PURPOSES OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS WHICH IS NOT REQUIRED TO BE SUBMITTED TO MANDATORY ARBITRATION. EACH PARTY AGREES TO COMMENCE ANY SUCH ACTION ONLY IN SUCH COURTS. EACH PARTY FURTHER AGREES THAT SERVICE OF ANY PROCESS, SUMMONS, NOTICE OR DOCUMENT BY U.S. REGISTERED MAIL TO SUCH PARTY’S RESPECTIVE ADDRESS SET FORTH ABOVE SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION WITH RESPECT TO ANY MATTERS TO WHICH IT HAS SUBMITTED TO JURISDICTION IN THIS SECTION 10.6. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS IN ANY STATE OR FEDERAL COURT SITTING WITHIN THE CITY OF DENVER, COLORADO, AND HEREBY FURTHER IRREVOCABLY AND UNCONDITIONALLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SUCH PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

          10.7.     Counterparts. This Agreement may be executed in counterparts, and any Party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and both of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become effective when each Party hereto shall have received a counterpart hereof signed by the other Parties hereto. The Parties agree that the delivery of this Agreement may be effected by means of an exchange of facsimile signatures with original copies to follow by mail or courier service.

          10.8.     Third Party Beneficiaries. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto and their successors and permitted assigns any rights or remedies hereunder; except that in the case of Article VIII hereof, the other Indemnitees and their respective heirs, executors, administrators, legal representatives, successors and assigns, are intended beneficiaries of such sections and shall have the right to enforce such sections in their own names.

          10.9.     Entire Agreement. This Agreement and the documents, instruments and other agreements specifically referred to herein or delivered pursuant hereto set forth the entire understanding of the parties hereto with respect to the Transactions. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any and all previous agreements and understandings between or among the Parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement, except for the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.

          10.10.  Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

          10.11.  Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          10.12.  Specific Performance. Buyer and Sellers each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each Party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or in equity, subject, however, to the provisions of Article IX.

          10.13.  Interpretation.

                    (a)     The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

                    (b)     The terms “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

                    (c)     When a reference is made in this Agreement to an Article, Section, paragraph or Schedule, such reference is to an Article, Section, paragraph or Schedule to this Agreement unless otherwise specified.

                    (d)     The words “include,” “includes,” and “including” when used in this Agreement shall be deemed to be followed by the words “without limitation,” unless otherwise specified.

                    (e)     A reference to any Party to this Agreement or any other agreement or document shall include such Party’s predecessors, successors and permitted assigns.

                    (f)     Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

                    (g)     The Parties have participated jointly in the negotiation and drafting of this Agreement. Any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any Party by virtue of the authorship of this Agreement shall not apply to the construction and interpretation hereof.

                    (h)     All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

BUYER:

VAISALA, INC.

By:	/s/ Scott Sternberg, President

Scott Sternberg, President

SELLERS:

QUIXOTE CORPORATION

By:	/s/ Daniel P. Gorey

Daniel P. Gorey, Executive Vice President & CFO

QUIXOTE TRANSPORTATION SAFETY, INC.

By:	/s/ Daniel P. Gorey

Daniel P. Gorey, Vice President

TRANSAFE CORPORATION

By:	/s/ Daniel P. Gorey

Daniel P. Gorey, Vice President

Schedule 5.2(a)

Exceptions to Restrictive Covenants

Notwithstanding anything in Section 5.2(a) to the contrary:

          (a)     Sellers may continue to manufacture, market and sell its automated anti-icing systems solely for bridges, parking decks and roadways, currently marketed under the name “FreezeFree®,” worldwide without restriction except as provided herein.

          (b)     Sellers may market and sell road weather information system (“RWIS”) products and related services (e.g., installation and maintenance), whether provided by Buyer or any other third party alternative source, so long as such RWIS products and related service are integrated into or directly associated with the installation and operation of a FreezeFree system described in subpart (a) above.

          (c)     Sellers may market and sell wireless weather/traffic integrated electronic sensors and related accessories, including those wireless weather/traffic integrated electronic sensors and related accessories of Buyer currently marketed under the “Groundhog®” or “G-10” name or those of any other third party alternative source, so long as the wireless weather/traffic integrated electronic sensors and related accessories are integrated into or directly associated with the installation and operation of a FreezeFree system described in subpart (a) above.

          (d)     Sellers may manufacture, market and sell electronic sensors that monitor roadway freezing points, including those electronic sensors of Buyer currently marketed under the “SENSIT®” name pursuant to the terms of the Sensit License Agreement or those of any other third party alternative source, so long as the electronic sensors are integrated into or directly associated with the installation and operation of a FreezeFree system described in subpart (a) above.

1

Schedule 8.4(d)(i)

Claims related to breaches of Sections 2.1, 2.3, 3.2, 3.3, 3.9, 3.12, 3.26, 3.32, 3.33, 3.34, 3.35, 5.2, 6.3, 6.4, 8.9 and 10.3.

Claims related to breaches of the Transition Services Agreement, Supply Agreement, Sensit License Agreement, Trademark License Agreement or Escrow Agreement which shall be made and resolved under the terms of such agreements.

Claims related to the litigation described on Schedule 3.18.

Schedule 8.4(d)(ii)

NONE.